AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
      December 26,2002  Registration No.:333-


                    SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549


                               FORM SB-2

                       REGISTRATION STATEMENT
                                UNDER
                    THE SECURITIES ACT OF 1933


                   SCIENCE DYNAMICS CORPORATION
  (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

       ----------------------------------------------------------
            Delaware              3661               22-2011859
       (State or jurisdiction    (Primary standard   (I.R.S. Employer
        of incorporation)         industrial         Identification Number)
                                  classification
                                  code number)

     2059 Springdale Road, Suite 100, Cherry Hill, New Jersey 08003;
                               (856) 424-0068
(Address and telephone number of principal executive offices and principal place of business)

                    Alan C. Bashforth, President
   2059 Springdale Road, Cherry Hill, New Jersey, 08003; (856) 424-0068
            (Address and telephone number of agent for service)

                             Copies to:

                       Gregory Sichenzia, Esq.
                 Sichenzia Ross Friedman Ference LLP
                    1065 Avenue of the Americas
                     New York, New York 10018
              Phone (212) 930-9700; Fax (212) 930-9725

Approximate date of proposed sale to the public: From time to time as the selling shareholders may decide.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

Pursuant to Rule 429 promulgated under the Securities Act of 1933, the enclosed prospectus constitutes a combined prospectus also relating to an aggregate of up to 3,813,903 shares of our common stock that were previously registered for sale in a Registration Statement on Form SB-2, Registration No. 333-62226 and an aggregate of up to 20,000,000 shares of common stock that were previously registered for sale in a Registration Statement on Form SB-2 333-76530. As such, this prospectus also constitutes post-effective amendment no. 1 to the Registration Statement on Form SB-2, Registration No. 333-62226 and a post-effective amendment no. 1 to the Registration Statement on Form SB-2, Registration No. 333-76350, which shall hereafter become effective concurrently with the effectiveness of this post-effective amendment no. 1 to the Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

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

                    Calculation of Registration Fee
------------------------------------------------------------------------------
Title of each  Amount of    Proposed Maximum  Proposed Maximum    Amount of
Class of       shares to be Offering price    Aggregate Offering  Registration
securities to  Registered   per Share(1)      Price (1)           Fee
be registered
------------------------------------------------------------------------------
Common stock, 115,017,865    $0.04             $ 4,600,715        $423.27
$.01 par
value
------------------------------------------------------------------------------
Common Stock,   1,130,909    $0.04                 $45,236           4.16
$.01 par
value issuable
upon exercise
of Warrants
------------------------------------------------------------------------------

Total         116,148,774    $0.04             $ 4,645,951        $427.43



1. Based on the closing bid price of the common stock on December 18, 2002.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

                         SCIENCE DYNAMICS CORPORATION

                     116,148,774 shares of common shares


     Up to 116,148,774 shares of our common stock are being offered by the security holders named in this prospectus. We will not receive any of the proceeds from the sale of common stock by the security holders. However, we may receive amounts upon exercise of outstanding warrants.

     Our common stock is traded in the Over-The-Counter Electronic Bulletin Board under the symbol "SIDY". On December 18, 2002 the closing price of our common stock was $.04 per share.

     Please see "Risk Factors" beginning on page 5 to read about factors you should consider before buying shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


The date of this prospectus is __________, 200_

                        TABLE OF CONTENTS

Prospectus Summary	                                           3
Summary Financial Data	                                           4
Risk Factors	                                                 5
The Offering                                                       9
Use of Proceeds                                                   10
Dividend Policy                                                   11
Management's Discussion and Analysis of Financial Condition
and Results of Operations                                         12
Business                                                          19
Management                                                        30
Certain Transactions                                              35
Principal Security Holders                                        36
Description of Securities                                         38
Selling Shareholder                                               40
Plan of Distribution                                              41
Legal Matters                                                     43
Experts                                                           43
How to Get More Information                                       43
Financial Statements                                              F-1

                                   PROSPECTUS SUMMARY

You should read the following summary together with more detailed information and our combined financial statements and the notes to those statements appearing elsewhere in this prospectus.

Our Business

We have developed, designed and marketed a variety of hardware oriented, telecommunications equipment over the past 23 years. We primarily develop and market hardware and software products and applications for the telecommunications industry that use third party hardware.

Today we focus on three primary product lines:

- Commander Inmate Telephone Control System - originally designed in 1986, this system provides timing and call control for collect phone calls made by inmates from U.S. correctional institutions.

- Integrator Series of IP Gateways - commonly referred to as Voice over Internet Protocol or IP Telephony. IP Telephony refers to communication services - voice, facsimile, and/or voice messaging applications - that are transported via the Internet, rather than the traditional telephone network.

- VFX-250S Video over Frame Relay device - a hardware based device designed to upgrade Frame Relay Networks to handle video conferencing applications in addition to their traditional data requirements. The VFX establishes the first ever means of transporting continuous data bit streams over Frame Relay. A Frame relay is a packet switching protocol. Data packets, referred to as frames, are routed to different destinations dependent on header (address) information.

Our Offices

Our executive offices are located at 2059 Springdale Road, Cherry
Hill, New Jersey, 08003, our telephone number is (856) 424-0068; and our
web site can be accessed at www.scidyn.com.   Information contained in
our web site is not part of this prospectus.

                           The Offering Summary
------------------------------------------------------------------------
Total shares of common stock
outstanding as of December 18, 2002          	 40,673,099
------------------------------------------------------------------------

Common stock offered for sale by           	 Up to 116,148,774  shares,
assuming the selling shareholders                the issuance of all of the
                                           	 shares registered in
                                                 connection with the
                                                 convertible notes and
                                                 warrants.
------------------------------------------------------------------------

Use of Proceeds
                                               We will not receive any of
                                               the proceeds of the shares
                                               offered by the selling
                                               shareholder. Any proceeds
                                               we receive from our
                                               sales of common stock upon
                                               the exercise of warrants will
                                               be used for working capital
                                               and other general corporate
                                               purposes.
------------------------------------------------------------------------
OTC BB Symbol                                  "SIDY"
------------------------------------------------------------------------

                             RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors before investing in our common stock.

We have a history of losses which may continue, requiring us to seek additional sources of capital which may not be available, requiring us to curtail or cease operations.

We incurred net losses of $4,375,476 for the year ended December
31, 2001 and $1,339,262 for the year ended December 31, 2000. For the nine months ended September 30, 2002, we incurred a net loss of $1,964,739. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. In addition, we will require additional funds to sustain and expand our sales and marketing activities, research and development, and our strategic alliances, particularly if a well-financed competitor emerges or if there is a rapid technological shift in the telecommunications industry. We anticipate that we will require up to approximately $2,500,000 to fund our continued operations for the next twelve months, depending on revenue from operations. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations.

We operate in highly competitive markets and may not be able to compete effectively, which could result in additional losses.

Our products are sold in several different markets, and our
competition varies greatly by product line. We compete directly against several other suppliers of inmate call processing systems. Some of these competitors' systems have features, which our inmate call processing system does not have. These include advanced technical features such as speaker identification or "voice print" technology to use an inmate's voice to uniquely identify them instead of having them
enter a touch-tone Personal Identification Number  (PIN).   We are
currently evaluating several technology partners to integrate this technology into our inmate call processing system. In addition our inmate call processing systems do not currently work with coin-operated public phones which are found on a limited basis at our customer locations.

We do not compete with any other company in the video over Frame
Relay market. Traditionally, video conferencing has been done using ISDN or leased line connections. Frame Relay has been in existence for several years, and is now the most widely deployed data transmission means in the world. The significance of our technology is the new and innovative ability to take standard videoconferencing, "packetize it" and route it over a Frame Relay network. To date, we are not aware of any other video over frame relay products, which perform this function.

Our Internet products compete in a marketplace that is populated by larger companies who have significantly more resources for development, marketing and deployment. We may not be able to compete successfully against current or future competitors, and competitive pressures could significantly harm us, resulting in more significant financial losses.

We depend on a limited number of suppliers for certain parts, the loss of which could result in production delays and additional expenses.

Although most of the parts used in our products are available from a number of different suppliers on an off-the-shelf basis, however, certain parts are available from only one supplier, specifically,
certain circuit boards from Natural Micro Systems.   We already have in
progress development to support other board vendors, however if Natural Micro Systems were unable to deliver certain key components, it could delay us for two to four months while we complete this process. We are in the process of evaluating other vendors for these key components to help mitigate this risk. The substitute part may require a hardware or software change in the unit in order to provide satisfactory performance, adding costs and delays.

A small number of customers account for a significant portion of our revenue and if we are unable to maintain our current customer base or attract a new customer base we will be required to curtail or cease operations.

     	 A small number of customers account for a significant portion of our revenue. If we lose existing customers and do not replace them with new customers, our revenue will decrease and may not be sufficient to cover our costs. During 2001, two customers, Bealls Communications
Group and Bell South, each accounted for an aggregate of  37% of total
sales.   During 2000, two customers accounted for 83% and 15% of total sales. The customer accounting for 83% of total 2000 sales was Cascadent Communications, with whom we had a supply agreement. The customer accounting for 15% of total 2000 sales was Bell South.

Mr. Alan Bashforth, our President, Chief Executive officer and
Chairman of the Board, served as President of Cascadent subsequent to his service as an officer of Science Dynamics. The supply agreement was terminated on January 4, 2001, upon receiving notice that Cascadent was
placed into receivership.   In a letter dated June 25, 2001,  the
Cascadent receiver advised that it was not possible to achieve a sale of Cascadent's business on a going concern basis. The letter also stated that it appears that there will be insufficient funds available for a liquidator to be appointed in this matter. In addition, Bell South Communications, which accounted for 15% of our sales in 2000, announced that it was withdrawing from the public phone market, so future sales to Bell South are unlikely.

    	 The loss of such major customers severely impacts our operations. Although we actively seek new customers, these losses resulted in significant financial losses. If we are unable to attract and maintain a new customer base, we will be required to continue to curtail or cease operations.

Changes in government telecommunications regulations could reduce demand for our products, resulting in reduced revenues.

     	 For our Integrator product lines, our customers are subject to varying degrees of domestic and foreign, federal, state, and local regulation. Regulatory actions have affected, and are likely to continue to affect, both our customers and us. Regulatory actions may cause changes in the manner in which our customers or we conduct business. The products that we develop must comply with standards established by the Federal Communications Commission and other international standards bodies. A change in these standards requiring a modification of our products could result in additional unanticipated expenses and a delay in the delivery of our products.

If our products and services fail to perform or perform improperly, revenues and results of operations could be adversely affected and we could be subject to legal action to recover losses incurred by our customers.

     	 Products as complex as ours may contain undetected errors or "bugs", which result in product failures or security breaches or otherwise fail to perform in accordance with customer expectations. Any failure of our systems could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although we maintain general liability insurance, including coverage for errors and omissions, there can be no assurance that our existing coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The occurrence of errors could result in loss of data to us or our customers which could cause a loss of revenue, failure to achieve acceptance, diversion of development resources, injury to our reputation, or damages to our efforts to build brand awareness, any of which could have a material adverse affect on our market share, revenues and, in turn, our operating results.

Changes in technology and our ability to enhance our existing products, including research and development, will require technical and financial resources, then availability of which may hinder sales of our products and result in decreased revenues.

     	 The markets for our products, especially the telecommunications industry, change rapidly because of technological innovation, changes in customer requirements, declining prices, and evolving industry standards, among other factors. To be competitive, we must develop and introduce product enhancements and new products, which increase our customers' and our ability to increase market share in the corrections industry. New products and new technology often render existing information services or technology infrastructure obsolete, excessively costly, or otherwise unmarketable. As a result, our success depends on our ability to timely innovate and integrate new technologies into our current products and services and to develop new products. In addition, as the telecommunications networks are modernized and evolve from analog-based to digital-based systems, certain features offered by us may diminish in value. Moreover, regulatory actions affecting the telecommunications industry may require significant upgrades to our current technology or may render our service offerings obsolete or commercially unattractive. We cannot guarantee that we will have sufficient technical, managerial or financial resources to develop or acquire new technology or to introduce new services or products that would meet our customers needs in a timely manner.

Our common stock was delisted from the Nasdaq Stock Market, currently trades on the Over-the-Counter Electronic Bulletin Board and is treated as a "penny stock", which may negatively impact its price and make it more difficult to dispose of.

     	 On August 24, 2001, our common stock was delisted from trading on The Nasdaq Stock Market for failure to comply with the net tangible asset and minimum bid requirements. Our common stock now trades on the Over-The-Counter Electronic Bulletin Board. In the absence of at least $5,000,000 of net tangible assets or a stock price in excess of $5.00 per share, trading in our common stock is subject to Rule 15c2-6 and Rules 15g-2 through 15g-9 under the Securities Exchange Act of 1934, requiring additional pricing and compensation disclosures to be made to customers. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker and its salespersons in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The brokers must provide bid and offer quotations and compensation information before making any purchase or sale of a penny stock and also provide this information in the customer's confirmation. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

There are a large number of shares underlying our convertible notes, and warrants that may be available for future sale and the sale these shares may depress the market price of our common stock.

As of December 18, 2002, we had 40,673,099 shares of common stock issued and outstanding and a convertible promissory notes outstanding that may be converted into an estimated 57,099,842 shares of common stock at current market prices, and outstanding warrants to purchase 1,130,909 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible notes may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The continuously adjustable conversion price feature of our convertible notes could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders.

     	 Our obligation to issue shares upon conversion of our convertible securities is essentially limitless. The selling shareholders have the ability to convert any portion of the convertible note at the discounted current market price. As the selling shareholder converts the convertible note and sells its shares of common stock, the market price may decline as a result of an influx of shares into the market. A decrease in the price of our common stock would in turn result in a lower conversion rate which will require us to issue more shares of common stock as the selling shareholder converts subsequent portions of the convertible note.

The following is an example of the amount shares of our common stock that is issuable, upon conversion of our convertible notes, based on market prices 25%, 50% and 75% below the current market price as of December 18, 2002 of $.04.

                                          Number            % of
% Below    Price Per      With Discount   of Shares         Outstanding
Market     Share          at 15%          Issuable          Stock
-----------------------------------------------------------------------
25%         $.03          $.015     	103,541,067       71.8%
50%   	$.02          $.01            155,311,600       79.2%
75%         $.01          $.005           310,623,200       88.4%

As illustrated, the number of shares of common stock issuable upon conversion of our convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The issuance of shares upon conversion of the convertible notes and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon conversion of the convertible notes and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their convertible note and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

Shares of our total outstanding shares that are restricted from immediate resale but may be sold into the market in the future could cause the market price of our common stock to drop significantly, even if our business is doing well.

As of December 18, 2002 we had 40,673,099 shares of our common stock issued and outstanding, 6,557,000 of which we believe are restricted securities. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of a company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not our affiliate sells is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning us. In that event, "restricted securities" would be eligible for sale to the public at an earlier date. As restrictions on resale end, the market price of our common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

We may, in the future, issue additional shares of our common stock which would reduce investors percentage of ownership and may dilute our share value.

     	 Our certificate of incorporation authorizes the issuance of 200,000,000 shares of common stock. The future issuance of all or part of our remaining authorized common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Selling security holders may sell securities at any price or time which may cause the price of our common stock to decline.

     	 On August 24, 2001, our common stock was delisted from trading on The Nasdaq Stock Market for failure to comply with the net tangible asset and minimum bid requirements. After effectiveness of this prospectus, the non-affiliated selling Security holders may offer and sell their shares at a price and time determined by them without subject to Rule 144. The timing of sales and the price at which the shares are sold by the selling security holders could have an adverse effect upon the public market for our common stock. Our common stock is subject to "Penny Stock" rules.

The Securities and Exchange Commission (the "Commission") has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     - that a broker or dealer approve a person's account for transactions in penny stocks; and

     - the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

     - obtain financial information and investment experience objectives of the person; and

     - make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:

     - sets forth the basis on which the broker or dealer made the suitability determination; and

     - that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks

Our Independent Auditors have expressed doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

         	 In their report dated April 3, 2002, our independent auditors stated that our financial statements for the year ended December 31, 2001 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of a loss for the year ended December 31, 2001 in the amount of $4,375,476 and an accumulated deficit of $16,077,005 as of December 31, 2001. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. The going concern qualification in the auditor's report increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

           CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     	 This prospectus contains forward-looking statements. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including "may," "could," "would," "will," "anticipates," "expects," "intends," "plans," "projects," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus.

     	 We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                            THE OFFERING

In this prospectus, we are registering 116,148,774 shares of common stock underlying $1,480,650 of 8% convertible debentures, due on various dates from August 2003 through December 2004, issued pursuant to various Subscription Agreement dated August 2001 through December 2002 and warrants in connection therewith. Interest only payments are due quarterly and the principal is due on various dated commencing on August 2003 through December 2004, or upon certain events of default.

The conversion price for the convertible debentures issued from
August 2001 through October 2002 is the lesser of 85% of the average of the three lowest closing prices for the common stock for the 30 trading days prior to but not including the closing date for each funding, or 85% percent of the average of the three lowest closing prices for the common stock for the 30 trading days prior to but not including the conversion date. The conversion price for the convertible debenture issued in December 2002 is the lesser of $.03 or 85% percent of the average of the three lowest closing prices for the common stock for the 30 trading days prior to but not including the conversion date. The maximum number of shares of common stock that any subscriber or group of affiliated subscribers may own after conversion at any given time is
4.99%.   The number of shares of common stock issuable upon conversion of the convertible debentures and exercise of the warrants is 116,148,774. The shares of common stock issuable upon conversion of the convertible debentures is based on a conversion price of $0.0272 per share. The actual conversion price will depend on the market price of our common stock prior to the conversion.

The parties have made mutually agreeable standard representations and warranties. We have also entered into certain covenants including, but not limited to, the following:

- we may not redeem the convertible debentures without the consent of the holder;
- we will pay to certain finders a cash fee of 8% of the principal amount of the convertible debentures for location of the financings; and

- we have agreed to incur certain penalties for untimely delivery of the shares.

Upon any event of default, including the failure to register or deliver shares of common stock in a timely manner upon conversion, the note holders can require us to immediately pay a sum equal to 130% of the unconverted principal amount of the notes, together with accrued but unpaid interest.

          	 In connection with the sale of the convertible debentures, Laurus Capital Management LLC and Keshet Management Limited received an aggregate of approximately $117,732 as payment for their services as finders. In addition, they will receive an aggregate of 8% of the proceeds upon the exercise of the warrants issued to the investors.


                              USE OF PROCEEDS

     	 We will not receive any proceeds from the resale of shares of common stock by the selling stockholder. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds of any such sales for general working capital purposes.


                       PRICE RANGE OF COMMON STOCK

On August 24, 2001, our common stock was delisted from trading on The Nasdaq Stock Market for failure to comply with the net tangible asset and minimum bid requirements. Our common stock now trades on the Over-The-Counter Electronic Bulletin Board. In the absence of at least $5,000,000 of net tangible assets or a stock price in excess of $5.00 per share, trading in our common stock is subject to Rule 15c2-6 and Rules 15g-2 through 15g-9 under the Securities Exchange Act of 1934.

Our common shares are subject to the "penny stock" rules that impose additional sales practice requirements should because our common shares are below $5.00 per share. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the common shares and must have received the purchaser's written consent to the transaction prior to the purchase. The "penny stock" rules also require the delivery, prior to the transaction, of a risk disclosure document mandated by the Securities and Exchange Commission relating to the penny stock market.

The broker-dealer must also disclose:

     - the commission payable to both the broker-dealer and the registered representative,
     - current quotations for the securities, and
     - if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.

Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. These rules apply to sales by broker-dealers to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), unless our common shares trade above $5.00 per share. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common shares, and may affect the ability to sell the common shares in the secondary market as well as the price at which such sales can be made. Also, some brokerage firms will decide not to effect transactions in "penny stocks" and it is unlikely that any bank or financial institution will accept "penny stock" as collateral.

     The following table shows for the periods indicated the high and low bid quotations for our common stock as reported by one of our market makers. These quotations are believed to represent inter-dealer quotations without adjustment for retail mark-up, mark-down or commissions, and may not represent actual transactions.

                                   HIGH BID             LOW BID
                                   --------             -------

FISCAL 2000
     First Quarter                 $19.92               $9.92
     Second Quarter                $13.58               $7.60
     Third Quarter                 $10.83               $7.40
     Fourth Quarter                $ 6.90               $3.00

FISCAL 2001
     First Quarter                $  1.96               $1.24
     Second Quarter               $  1.32               $0.16
     Third Quarter	          $  0.65               $0.12
     Fourth Quarter	          $  0.14               $0.06

FISCAL 2002
     First Quarter                $  0.09               $0.07
     Second Quarter               $  0.28               $0.05
     Third Quarter	          $  0.08               $0.03
     Fourth Quarter
    (through December 12, 2002)   $  0.06               $0.03


As of December 18, 2002, there were approximately 253 holders of record of our 40,698,899 outstanding shares of common stock.

                              DIVIDEND POLICY

     	 We have never declared or paid any cash or stock dividends on our capital stock. We presently intend to reinvest earnings to fund the development and expansion of our business and, therefore, do not anticipate paying cash dividends on our common stock in the foreseeable future. The declaration of dividends will be at the discretion of our board of directors and will depend upon our earnings, capital requirements and financial position, general economic conditions and other pertinent factors.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Business Overview

Science Dynamics made significant efforts in the past twelve months to react to the tremendous slowdown in the global communications market. The focus was to concentrate on all potential revenue opportunities and eliminate those that could not produce revenue in the short-term. This resulted in drastic reductions in the workforce especially in the area of Voice over Internet technologies. The sales revenue potential of the IP product line was deemed to have a long-term sales cycle with no short-term revenue opportunity. Unforeseen was the continued decline in the telecom market combined with the step response to critical failures in major telecom industry giants. This has set in motion an uncertain future for this sector along with predictable reductions in capital spending.

These reductions along with refocused efforts on core business markets helped sustain us during the early portion of 2002. We set in motion an early effort to enter new avenues for sustained revenue during this period of reduced capital spending. These include new sales models for the Commander Call Control System including lease and transaction based offerings. These new financing options have opened the door to allow many vendors access to the Commander product line. In addition to forging new customer relationships, many of our traditional customers such as the major long distance and local exchange carriers, are exploring how these financing options allow them to continue to improve operational costs in an increasingly competitive market without the up-front capital expenditure.

New revenue initiatives included the launching of an operations center to provide value-added enhancements to key industry services. These services focus on the needs of the corrections market and extend the value of a typical equipment sale into a multi-year contract for transaction-based services. The operations center is now in full production mode and the initial invoicing commenced during the latter part of June. In the first five months of operation the operations center has experienced a growth of 133% in daily transactions processed.

We are also exploring other established markets that are considered more viable in the short term following the telecom disruption currently facing the industry. One such market is the pre-paid and debit calling card industry. We are embracing this industry by offering a new entry-level product for pre-paid and debit card carriers. The new product known as MinuteMan offers advanced pre-paid services comparable with many of the legacy systems on the market today at a price that is targeted at allowing providers the chance to transition from a pure resale mode into the first step of creating a network infrastructure.

Over the past year, several new software releases have been produced for the Commander I and II models that have repositioned the product for a greater segment of the inmate call control market. This has opened the door to allow the Commander product to fill the needs of all service providers, both large and small. Heretofore, the Commander product was designed solely for the needs of the large Local Exchange Carrier (LEC) customers.

We have recently engaged several nascent independent inmate call control service providers that are now competing equitably with LECs. These smaller companies are winning contracts on the merits, strength and reputation of the Commander platform.

We continue to embrace the benefits and competitive advantages that a converged voice/data network holds for communications carriers in many market sectors. As such, we will continue to maintain a forward pace in the development of integrated voice over data technology.

We expect operating losses and negative cash flow for the foreseeable future, as we must obtain orders, continue to introduce additional services and offer optional procurement methods. We believe that increasing our revenues will depend in large part on our ability to offer products that are attractive to our customers, increase customer awareness of our product offerings by developing effective marketing and promotional activities and developing strategic relationships.

We intend to continue to increase the scope of our operations while also facing the challenge of maximizing resources effectively.

RESULTS OF OPERATIONS
---------------------

The following table summarizes the basic results of operations for the periods indicated in the Consolidated Statement of Operations.

Nine Months ended September 30, 2002 (unaudited) compared to the Nine Months ended September 30, 2001 (unaudited).

                                                     Nine Months Ended
                                                        September 30,
                                                   2002            2001
                                                   ----            ----

           Sales                                 $812,143        $506,134

           Net (Loss)                          (1,964,739)     (3,797,646)

           Net (Loss) Per Share                    $(0.06)         $(0.21)


                                    OPERATING EXPENSES       PERCENT OF SALES

                                      2002        2001         2002      2001
                                      ----        ----         ----      ----

          Cost of Goods Sold     $  357,611   $ 381,509          44%      75%

          Research & Development    593,707   1,107,916          73%     219%

          Sales, General & Admin  1,483,794   2,560,369         183%     505%

          Total Operating Costs
          and Expenses           $2,435,112  $4,049,794         300%     799%

Sales for the nine months ended September 30, 2002 were $812,143 an increase of $306,009 from sales of $506,134 for the nine months ended September 30, 2001. Our revenue in 2002 was predominantly derived from the Commander Product Line with sales of the VFX Product Line.

Cost of Goods Sold decreased to $357,611 in the nine months ended September 30, 2002 from $381,509 in the corresponding nine months ended September 30, 2001. The decrease in the cost of goods sold was related to the decrease in overhead. The percentage decrease of cost of goods sold as a percentage of sales was due to the increase in sales and improved margins on the Commander and VFX product lines.

Research & Development expenses decreased to $593,707 in the nine months ended September 30, 2002 as compared to $1,107,916 in the comparable nine months ended September 30, 2001. The decrease in research and development expenses during the first nine months of 2002 was due to the reduction in the development staff for the IP Telephony Integrator product line. The sales revenue potential of the IP product line was long term and we had to reduce our expenses to survive in this very difficult market place. We believe that continual enhancements of our products will be required to enable us to maintain our competitive position. We intend to focus our principal future product development efforts on developing new, innovative, technical products and updating existing products in the communications arena which will enable us to explore other established markets that are considered "safe" from the telecom disruption currently facing the industry.
One such market is the pre-paid and debit calling card industry. In June, we introduced the MinuteMan Calling Card/Billing System, which is described above in the product section.

Sales, General & Administrative expenses decreased to $1,483,794 in the nine months ended September 30, 2002, compared to $2,560,369 in the nine months ended September 30, 2001. The decrease is related to a reduction in force and other cost saving initiatives.

Interest Expense in the first nine months ended September 30, 2002 is interest accrued on our convertible notes, paid on the line of credit and the interest due for the loans from two stockholders.

Finance Expense in the first nine months ended September 30, 2002 was $311,193. The finance expense includes $216,819 relating to the recognition of a debt discount resulting from a beneficial conversion feature embedded in the convertible notes issued between February 6, 2002 and October 16, 2002. The finance expense also includes the amortization of the finance cost.

Per Emerging Issues Task Force (EITF) Number 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," this beneficial conversion feature was assigned an intrinsic value of $216,819, as calculated under the provisions of the EITF. This amount was immediately expensed, as the Notes were convertible into our common shares at the time of the signing of the Agreement.

Three Months ended September 30, 2002 (unaudited) compared to the Three Months ended September 30, 2001 (unaudited).

                                                    Three Months Ended
                                                       September 30,
                                                   2002            2001
                                                   ----            ----

           Sales                                 $156,266        $133,521

           Net (Loss)                            (570,227)     (1,059,917)

           Net (Loss) Per Share                    $(0.02)         $(0.06)


                                    OPERATING EXPENSES       PERCENT OF SALES

                                      2002        2001         2002      2001
                                      ----        ----         ----      ----

          Cost of Goods Sold     $   80,969  $  92,983           52%      70%

          Research & Development    170,636     353,126         109%     264%

          Sales, General & Admin    394,649     719,229         253%     539%

          Total Operating Costs
          and Expenses           $  646,254  $1,165,338         414%     873%



Sales for the three months ended September 30, 2002 were $156,266 an increase of $22,745 from sales of $133,521 for the three months ended September 30, 2001. Our revenue in the three months ended September 2002 was predominantly derived from the Commander Product Line with sales of the VFX Product Line progressively increasing. Contributing factors to the sales performance in the third quarter ended September 30, 2002 were the overall reduction in capital spending for products and services in the telecom industry and the continued economic downturn. The sales results in the third quarter of 2001 were due to a combination of the slowdown in telecommunications spending and the loss of the Cascadent contract.

Cost of Goods Sold decreased to $80,969 in the three months ended September 30, 2002 from $92,983 in the corresponding three months ended September 30, 2001. The decrease in the cost of goods sold was related to the decrease in overhead. The percentage decrease of cost of goods sold as a percentage of sales was due to the increase in sales and improved margins on the Commander.

Research & Development expenses decreased to $170,636 in the three months ended September 30, 2002 as compared to $353,126 in the comparable three months ended September 30, 2001. The decrease in research and development expenses during the three months ended September 2002 was due to the reduction in the development staff for the IP Telephony Integrator product line. The sales revenue potential of the IP product line was long term and we had to reduce our expenses to survive in this very difficult market place. We believe that continual enhancements of our products will be required to enable us to maintain our competitive position. We intend to focus our principal future product development efforts on developing new, innovative, technical products, updating existing products in the communications arena, which will enable us to explore other established markets. The MinuteMan Calling Card/Billing System, which is described above in the product section, was introduced in June to address the pre-paid and debit calling card industry.

Sales, General & Administrative expenses decreased to $394,649 in the three months ended September 30, 2002, compared to $719,229 in the three months ended September 30, 2001. The decrease is related to a reduction in force and other cost saving initiatives that were implemented.

Interest Expense is interest accrued on our convertible notes, paid on the line of credit and the interest due for the loans from the two stockholders.

Finance Expense in the three months ended September 30, 2002 was $119,989. The finance expense includes $81,642 relating to the recognition of a debt discount resulting from a beneficial conversion feature embedded in the convertible note issued between July 5, 2002 and October 16, 2002. The finance expense also includes the amortization of the finance cost.

Per Emerging Issues Task Force (EITF) Number 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," this beneficial conversion feature was assigned an intrinsic value of $81,642, as calculated under the provisions of the EITF. This amount was immediately expensed, as the Notes were convertible into our common shares of at the time of the signing of the Agreement.

Year ended December 31, 2001 (audited) compared to the year ended
December 30, 2000 (audited).

The following table sets forth income and certain expense items as a percentage of total revenue and the change in dollar amounts of such items compared to the previous fiscal year:

For the Years Ending December 31,


                            For the Years Ending December 31,
                                     2001               2000
                                     ----               ----

Sales                          $  891,149         $5,269,377

Net Loss                      $(4,375,476)       $(1,339,262)

Net Loss Per Share                 $(0.24)            $(0.08)


                                OPERATING EXPENSES        PERCENT OF SALES
                                ------------------        ----------------
                                2001          2000        2001        2000
                                ----          ----        ----        ----

Cost of Goods Sold          $  555,064  $1,891,484        62.3%       35.9%

Research & Development       1,533,890   1,141,656       172.1%       21.7%

Selling, General & Admin     2,966,347   3,605,768       332.9%       68.4%

Total Operating Costs
and Expenses                $5,055,301  $6,638,908       567.3%      126.0%

Sales for the fiscal year ended December 31, 2001 were $891,149 compared to sales of $5,269,377 in the 2000 fiscal year. The sales revenue consists of sales of our integrated hardware and software products, as well as revenue generated from the maintenance and support of those products. We believe that the decrease in product revenues is reflective of the turmoil in the technology and telecom sectors and the impact of changes in global economic conditions in 2001. The Company's revenue in 2000 was predominantly derived from the Integrator Product Line due to the deployment of the Cascadent Supply Agreement during 2000. This Agreement was terminated during the first quarter of 2001 upon our receiving official notification that Cascadent was placed into receivership. The loss of this contract is directly related to the decrease in sales for the year. We are continuing to focus our efforts on existing business opportunities and evaluating other vertical markets.

Cost of Goods Sold for the fiscal year ended December 31, 2001 increased 26.4% as a percentage of sales from a 35.9% for the year ended December 2000 to 62.3% for the year ended December 2001. This percentage increase is directly related to the decrease in sales revenue.

Research and development expenses increased from $ 1,141,656 in 2000 to $1,533,890 in 2001, an increase of $392,234. Research and development expenses consist of payroll and related expenses for research and development personnel, costs related to systems infrastructure and expenses for testing facilities and equipment. The increase in research and development expenses was attributable to an increase in the engineering staff for the IP Telephony Integrator gateway products. Due to the long term involved for potential sales revenue in the IP product line, we reduced the development staff of this product line in January 2002. We will continue to explore opportunities and look for prospective niches for Voice over IP. We believe that the research and development activities are crucial to maintaining a competitive edge and have focused current development efforts on innovative enhancements to our existing product lines.

Selling, general and administration expenses increased 264.5% as a percentage of sales. Sales and marketing expenses consist primarily of compensation and related costs for sales personnel, marketing personnel, sales commissions, marketing programs, public relations, promotional materials, travel expenses and trade show exhibit expenses. This increase on a percentage basis is due to the significant decrease in sales during 2001. The actual dollar decrease of $639,421 is attributed to reductions in personnel, salary reductions, cutback in trade shows, travel expenses and closing the U.K. office.

Interest Expense for the year ended December 31, 2001 was $439,046, and interest income was $9,589. For the year ended December 31, 2000, we recognized interest income of $40,647 and interest expense of $10,378. The interest expense of $439,046 for the year ended December 31, 2001 includes $295,569 relating to the recognition of a debt discount resulting from a beneficial conversion feature embedded in the $1,200,000 convertible note issued on May 22, 2001 and the $400,000 convertible note issued on August 17, 2001. Per Emerging Issues Task Force (EITF) Number 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" this beneficial conversion feature was assigned an intrinsic value of $295,569, as calculated under the provisions of the EITF. This amount was immediately expensed, as the Notes were convertible into our common shares at the time of the signing of the Agreement. The remaining interest expense is interest paid and accrued on the Convertible Notes.

Liquidity and Capital Resources

Cash and cash equivalents decreased to $12,457 for the nine months ended September 30, 2002 from $17,075 at December 31, 2001. Net cash used for operating activities was $908,699 during the nine months ended September 30, 2002 compared to $2,486,852 in the corresponding nine months ended September 30, 2001.

Net cash used in investing activities was $133,455 for the nine months ended September 30, 2002 compared to $120,062 in the corresponding nine months ended September 30, 2001.

Net cash provided by financing activities in the nine months ended September 30, 2002 amounted to $1,037,536. This compares to $1,413,226 in the corresponding nine months ended September 30, 2001.

The cash requirements for funding our operations have greatly exceeded cash flows from operations. We have satisfied our capital needs primarily through issuance of convertible debentures and equity financing. Our liabilities consist of over extended accounts payable, arrearages to the landlord and we are in default on the capital lease obligation. We are attempting to negotiate payment arrangements with our vendors, landlord and an alternate arrangement with the leasing company. We cannot guarantee that any of these discussions will be successful. If we are unable to obtain successful negotiations, our business may well be severely affected.

The short-term loan payable consists of loans from two stockholders. One stockholder has exchanged debt for equity. The equipment against the customer deposits have not been shipped to date as the customer has two delivered systems they have not yet deployed.

The bank line of credit has been converted to a loan and shall be repaid over a term of three years during which we shall make equal monthly payments of $3,046.79 each, including interest, which for the purpose of maintaining level monthly payments has been calculated at the assumed rate of 6.25% per annum. Monthly payments shall commence on the tenth (10th) day of July 2002 and continue on the same day of each month thereafter during the term with a final payment to be due and payable on the tenth (10th) day of June 2005. This final payment shall consist of all unpaid principal and any interest which shall have accrued thereon.

We are seeking and continually investigating other business ventures and strategic relationships that may have applications directly related to our product offerings. Due to general economic conditions, rapid technological advances being made in the telecom industry and shortages of available capital we believe other companies will be seeking joint ventures and partnerships to augment their sales potential. We anticipate that we may be able to participate in only limited potential business ventures because we have nominal assets and limited financial resources. However, we believe perceived benefits of our technology will provide the interest to implementing joint ventures.

Our failure to develop strategic relationships could inhibit our ability to grow. We believe that, in order to market our technology, we need to enter into strategic relationships and business ventures to develop commercial applications of our technology directed at other vertical markets. We intend to concentrate on identifying preliminary prospective business opportunities, which may be brought to our attention through present affiliations and relationships. We do not presently have any agreements relating to strategic relationships, we may never enter into such agreements, and our failure to develop such relationships could impair our ability to grow.

We may be unable to respond to the rapid technological changes in our industry. Rapidly changing technologies, frequent new product and service introductions and evolving industry standards characterize the telecom and telecommunications industries. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance, features and reliability of our services, particularly with respect to other companies.

The sales revenue shortfall has greatly impacted cash on hand. Our currently anticipated levels of revenue and cash flow are subject to many uncertainties and cannot be assured. In order to have sufficient cash to meet our anticipated cash requirements for the next twelve months we must increase sales to provide cash flow from operations. We have reduced our expenses and continue to investigate further cost cutting initiatives. However, we do not have sufficient cash on hand to continue its operations without successfully raising additional funds to implement the business plan. The inability to generate sufficient cash from operations or to obtain the required additional funds could require us to reduce or curtail operations. While negotiations are underway to secure additional funds, we cannot guarantee that such negotiations will be successful.

                                     BUSINESS

General Overview

We were incorporated in the State of Delaware May 1973 and commenced operations in July 1977. During the past twenty-four (24) years, never have we faced such challenges as those that evolved over the previous year in the telecom sector. We embarked on a major development cycle, to bring products to market with the latest forms of communication: Voice over IP (VoIP), video over packet and call control. These developments brought new competitive offerings to our customer base.

The dramatic market upsurge in building telecommunications infrastructure in 2000 created many opportunities and obstacles to which we responded well. The decimation of that infrastructure and bankruptcies of major corporations meant we had to retrench in order to survive and avoid becoming a casualty along with many larger organizations.

The last three (3) months has seen our company take bold steps to improve our survivability in this very difficult market place. New initiatives are being formulated which will allow us to grow by focusing on niche applications and markets.

Voice over Internet Protocol (VoIP) is now an integral part of global telecommunications as opposed to being distinct from the PSTN legacy communications. This marketplace shift in telecommunications architecture makes an understanding of VoIP and PSTN communication networks a requirement for innovative solutions.

The opportunity for us to provide creative applications and solutions that add functionality and features to this new infrastructure are huge. We will concentrate on bringing our many years of telecommunications understanding and capability to this new and very demanding marketplace. Profitability and shareholder value, along with quality, value for money and usability for our customers will be the driving force for our future.

Business Development

We have maintained a long and highly reputable position as a supplier of call control technology to service providers offering Collect-Only calling to inmates of correctional institutions. We have been a primary supplier to a major Local Exchange Carrier (LEC) and, in recent years, have expanded our customer base to include the newly emerging cadre of unregulated companies offering the same service in today's more highly competitive telecom environment. Our Commander product line continues to receive high marks as a versatile and feature-rich platform, well prepared to deal with the increasing demand for investigative tools and security.

The U.S. Department of Justice reports that there were 2,071,686 persons incarcerated at yearend 2000. While the growth rate of prisoners slowed to 1.3% in 2000, the overall annual growth since 1990 is 6%. It is an unfortunate truth that, even during the recent economic decline, this is one segment of the telecom marketplace that continues to grow.

One nuance among call control service providers is a shift away from traditional equipment purchases to transaction-based pricing structures. We are taking steps to align with this change by offering various pricing options that allow customers to spread capital investment over the life of their correctional institution contracts. These contract periods are commonly five years in duration. There are a number of transaction related events that parallel the provision of Collect-Only service, such as Line Identification Database (LIDB) validation of billable telephone numbers. We are preparing to undertake such validation for our customers. We are creating an advanced LIDB validation service complete with a decision support system component to mitigate unbillable call events.

Within the foreseeable future, we anticipate becoming a Network
Operations Center (NOC) to provide a suite of transaction-based services including low cost voice communication services to improve customers' profitability. Our past experiences with VoIP gateways and packet switching technologies fit well within this strategy.

Products

Commander Call Control System

The Commander call control system is built on our unique
BubbleLINK(R) software architecture. This open system platform is a combination of integrated Computer Telephony (CTI) hardware and software, which can handle thousands of call transactions per hour and provide correctional facility officials with effective tools to manage and control inmate telephone calls using the Commander system software.

The Commander I models are designed for the small to midsize municipal and county correctional facilities requiring control for up to 40 inmate telephone lines. The Commander I base system provides telephone control for four lines and can be expanded in four line increments. This modular design provides a cost effective solution with an abundance of inmate phone control features.

Commander call control systems are supported by an integrated array of administrative and investigative programs that provide a management solution suite. All programs interact in real-time with Commander calls and databases via an Ethernet Local Area Network (LAN) or a Wide Area Network (WAN).

Commander provides state of the art call control and some of the first tools targeted at investigation and law enforcement in the inmate telephone control industry. The Commander Live Monitoring, Debit and Recording continue to be some of the leading features required within the industry today.

The latest software release for Commander enhances the debit capability of the product by providing an extensive pre-paid card system. The new DebitCard feature set provides flexible capability in card creation and management. DebitCard supports specialized tariffs and call timing. By being totally integrated with the Commander, no external network facility is necessary. This provides complete control and security when using pre-paid cards. None of the Commander call control functions are jeopardized when a pre-paid card is used.

Currently under development is the next generation Commander system. This next generation Commander will be produced on the latest technology and provide greater capabilities for new features. This generation of Commander system will introduce our first totally internal recording solution. This new recording component will provide great cost savings over the traditional recording equipment used today. This generation of Commander will no longer be assembled exclusively from components purchased from a single vendor. Currently two vendors have been selected to source components in the next generation Commander. This will provide us greater flexibility and reliability in producing and supporting new systems.

Also in development is the integration of new biometric technology interfaces to the Commander. Biometric technology is fast becoming a realistic tool for increasing system security at many levels.

Development will also continue in the area of more powerful investigative tools. The Investigator's File Cabinet will provide a single repository for storing call records, recordings and other documents related to a specific case or investigation.

Development has begun on a new Commander system targeted at multi-facility centralized control. This solution will allow inmate phone providers a method to bring all of the Commander features including the extensive call control, debit, and pre-paid solutions to the smallest facilities. This system provides an aggregated point of switching and control for the provider. This minimizes on-site equipment and maintenance costs. The Commander will still maintain per facility branding and rating without the need for dedicated switching equipment at the institution.

We continue to explore opportunities with the major telephone companies in providing the Commander inmate phone control system with call transaction (price per call) programs. Management believes that the recent and continued drive to develop new capabilities for the Commander will establish the Commander and our company in inmate telephone control.

IP Telephony

One of the impacts of IP Telephony has been that of driving the convergence of the IT and telecom markets. This together with the dramatic over capacity in the bandwidth market place and the corresponding reduction of demand in the IP telephony and networking product has meant that we have taken the decision not to compete directly against the large manufacturers of such equipment. Our modular approach to the design of these "next generation" products has positioned it well to now focus on adding value and driving toward the promise of enhanced functionality that these converged networks can ultimately provide. Building on our core BubbleLINK(R) technology the company is continuing to develop products, concepts and services that will bring such enhanced value added propositions to those systems provided by the larger suppliers of networking equipment.

Our modular architecture permits our customers to add new product and service features without significant cost or development time. Based on publicly available data provided by large telecommunications service providers, we believe our modular architecture enables the provision of new and existing communications services at a lower cost than the provision of communications services by traditional telephone companies. The IP Integrator gateway product line addresses the various market segments. The IntegratorC-2100(R) Series focus is corporate enterprises, the IntegratorC- 2300(R) Series focus is large ISPs and Telco Carriers and the IntergratorC- 2500(R) Series focus is intended to address the needs of PTT/Telco Carriers.

Our IP Telephony products aim to enhance the new operators' abilities to combine the technologies of the new IP-based networks with the traditional feature-rich circuit networks without forfeiting the key functionality of IP network adaptability.

We offer our proprietary BubbleLINK(R) software architecture throughout our current IP Telephony Gateway product line. This includes our high capacity versatile IntegratorC-2308(R), which has one of the smallest footprints in the industry.

During 2001 the Integrator product was enhanced with additional capabilities. System enhancements included support for SNMP, Radius Authentication and Interoperability testing with various other vendor products. The system hardware was revised and a cost reduction cycle was executed to lower the per-port cost and conversely the entry-level price of the IntegratorC-2300(R).

Due to the slowdown of Internet Telephony networks, development efforts in this area have been re-directed to align with areas in which Internet telephony has managed to sustain growth. Specifically, the enterprise marketplace including IP-PBX and inter-office gateway applications. We are exploring this market and developing technology to supplement these applications. We expect to make new product announcements in this area later this year or in early 2003.

MinuteMan

The MinuteMan product, built on our core BubbleLINK(R) technology, is a complete turnkey system providing all aspects of a pre-paid and debit card platform. MinuteMan provides PSTN interface, card databases, IVR and SMDR collection. The MinuteMan is ideal for smaller pre-paid card vendors that want to break free from the resale only mode of the card business. MinuteMan is also the ideal front end for VoIP carriers that are looking to complete their offerings for low cost international traffic. Most VoIP Gateways do not offer a robust solution for pre-paid calling. Most of these carriers have been forced to purchase or lease expensive adjunct systems to integrate pre-paid solutions into their VoIP networks. The MinuteMan provides all of the necessary functions to convert an existing VoIP toll bypass network into a full-featured international pre-paid network.

MinuteMan development is continuing based on requirements from customers and other industry trends. Enhancements to the original
MinuteMan include expanded rating capabilities for specialized charges and dynamic rates. Initial installations of the MinuteMan are scheduled for completion before the end of this year.

Voice Response System

Our Voice Response System (VRS) is an automatic intercept product designed to provide a cost-effective solution for implementing announcement capabilities at the central office location. This non-BubbleLINK(R) product has reached its mature stage of the product life cycle and has been discontinued. A base line revenue stream will be generated from support of this product.

We maintain a small but steady revenue from the maintenance of VRS and VRI platforms. There are currently several hundred of these systems still actively installed and operational. We are currently investigating the need to provide a technology upgrade to customers using these traditional platforms.

Product Development

New applications are also being investigated within our product development team. We believe that new vertical markets exist and can be penetrated with ongoing platform enhancements. We believe that the robust capabilities of our current technology along with the ability to integrate a voice over packet interface can combine traditional network systems with new market requirements.

Our products have primarily been designed and developed by our internal engineering staff. We consider the features and performance of our products to be generally competitive to those of other available applications.

We believe that continual enhancements of our products will be required to enable us to maintain our competitive position. We intend to focus our principal future product development efforts on developing new, innovative, technical products and updating existing products in the communications arena to enable us to take advantage of opportunities resulting from the expected direction of technology.

We continue to refine our core BubbleLINK(R) software architecture.
This software architecture provides the foundation for hosting applications for various Telephony and transaction oriented processes. Currently the BubbleLINK(R) architecture supports our existing products such as the Commander family of inmate products, the MinuteMan pre-paid card system, and the IntegratorC-2000(R) Series of IP Telephony gateway products. Management believes that the product design strategy will keep us competitive in the changing communications marketplace.

Video over Frame Relay

In 1997, we launched our new way to carry video conferencing. The
VFX- 250S is a hardware-based Frame Relay Access Device (FRAD) designed to carry video streams through the frame relay network. As the largest data network protocol in the world, frame relay seemed an obvious choice for adding video connectivity to its wide complement of features.

We continue to market the VFX-250S products in markets where ISDN and leased-line services are not available or are cost prohibitive. As Frame Relay becomes more prolific, so does the need for value added services to maximize the efficiency of the network.

In June, a contract was signed with Mercury Corporation for exclusive rights to distribute the VFX within Korea. The first systems have been shipped and are currently undergoing the approval process in Korea. We have had additional sales in Germany, China, Mexico, Brazil, Peru and Canada, extending the reach of the VFX across six continents. We expect continued sales from these opportunities to proceed steadily throughout the year.

Error Correction Algorithm

In 1999, we acquired the "Error Detection and Correction System for
Use with Address Translation Memory Controller" patent, in exchange for 172,029 shares of common stock then valued at $100,000. Such a patent provides us with the ability to embed in certain technology an error correction method that should substantially reduce data transmission errors. This correction device (FEC) is designed to reduce costly retransmission and can be utilized across various data transport mediums.

The Patent, which has been issued in the United States with application in many foreign countries, is for a data transmission system for use in a mass memory system, which includes an EDAC that corrects all single component errors and detects all double component errors. High-speed operation permits use of the EDAC on address and control lines as well as on data lines. In memory systems, which use virtual memory addressing, further efficiency and economy is achieved by incorporating a partial implementation of the EDAC encoding in the same virtual memory address translation unit in which the virtual memory address is calculated.

We intended to make the patent available to others on a royalty basis. We have explored the use of its FEC patent with several entities during the past few years. We have continually been advised that the prime difficulty of incorporating this new method of Error Correction is that it is so different in approach and incompatible with the long used Reed-Solomon Error correction system. It is difficult to supplant Reed-Solomon, particularly in today's Telecom environment. In spite of the advantages of lower cost, smaller footprint, because of fewer components, and the inherent better correction performance, uprooting R-S would be a major undertaking. Our FEC must be at both ends of the data stream. This, in turn, means that only new installations are candidates for the Company's system.

To date a suitable entity has not been identified to exploit this new technology in the near term. Our near term strategy and capital priorities preclude us from investing additional time and funds into exploiting this patent independently. As stated in previous reports its carrying value of $89,700 has been written off. We believe that the underlying patent may still have practical applications.

Integration of Products

We continue to maintain a primary focus on the development and use of software technology. Most hardware requirements are filled through the use of OEM components. New vendors are routinely evaluated for several critical product components. The general goal is to maintain a multi-source solution for critical components.

We have or are in the process of establishing relationships with new vendors to help us bring the best solutions to market. Some of the vendors include NMS, Pika Technologies, and Brooktrout for telephony interface components. Other Companies such as Interlogic Industries, and ITOX provide computer components.

Sources and Availability of Material

Although most materials are available from a number of different suppliers on an off-the-shelf basis, several suppliers are the sole source of each of certain components. If a supplier should cease to deliver a component, another source would have to be developed. We believe we would be able to do so by acquiring a substitute part or module that could require a hardware or software change in the unit in order to provide satisfactory performance, although added costs and delays of unknown amount and duration could be experienced.

Sales and Marketing

We have just signed a General Purchase Agreement with a major interexchange carrier to provide call control products and services for the inmate market. This is consistent with our marketing strategy to develop vendor relationships with Tier I network service providers. Moving forward, we intend to position ourself as a primary vendor to major accounts who occupy the majority of the inmate telecommunications marketplace.

As a robust and flexible platform, the Commander product line lends itself well to other market applications such as Truck Stops, Colleges and selected major transportation facilities. We plan initiatives to penetrate these market segments as well.

Sales and Marketing resources are positioned to focus individually on major accounts and the nascent community of new and unregulated providers who seek to serve smaller inmate facilities. Staff resources are dedicated to market research and product management to ensure all areas of the inmate market with potential are fully explored.

Research and Development

Research efforts are focused on adapting new technology to current and potential products. Efforts in research cover new techniques in software development and component technologies. Research also covers emerging hardware technologies and improvements in current technology. Existing products are currently being redesigned to integrate the latest generation of specific key components. These changes will increase the capability of products such as the Commander and provide new features while reducing overall cost of the product. As penetration into existing markets increases and as we make initial steps into new markets, increases in research expenditures will become necessary.

An area of increased activity is in the development of technology to support the back office operations center. This service-oriented facility will be developed from hardware and software technologies that can leverage the latest capabilities offered by the Internet.

The majority of the research and development activities are conducted at our facility using our array of telephony resources and the technical expertise of our engineering staff. We anticipate that an increase in future research and development expenditures will be necessary to remain competitive in the rapidly changing telecommunications industry.

Intellectual Property

It is our practice to apply for patents as new products or processes appropriate for patent protection as developed. We made application for a patent on the three-way Call Detection System and on January 21, 1998, received a Notice of Allowance from the U.S. Patent Office. The formal United States Patent was received in June 1998. We hold other patents related to some of our other products. No assurance can be given as to the scope of the patent protection.

We believe that the rapid technological developments in the telecommunications industry may limit the protection afforded by patents. Since a patent generally defines what and how to competitors, that information often allows mutations by rivals to circumvent the original patent. Accordingly, we believe that our success will be dependent upon our engineering competence, service, and the quality and economic value of our products.

We also own trademarks, copyrighted material and intellectual property relating to proprietary technology utilized in the development of some of the products.

Customer Support

Our technical support staff provides telephone support to our customers using a computerized call tracking and problem reporting system. We also provide initial installation and training for our products. We have instituted an annual maintenance contract entitling customers to software updates, technical support and technical bulletins.

Industry

The inmate call control market generates $1 billion annually in network usage. Its 200,000 telephones represent $200 million in equipment sales, which include call control platforms and such ancillary equipment as telephones, call recording devices and administrative terminals. The Federal Bureau of Prisons operated 84 correctional facilities that are currently at 31% over capacity. There are 1,558 public and private facilities housing State inmates. Many of these are operating above their capacity. Additionally, there are some 3,365 jails with over 600,000 inmates operated by municipal and county governments.

There is a trend within the Industry to privatize jails and there are a number of entities emerging to administer such facilities. In some cases, these private entities operate with some autonomy with respect to selecting call control vendors. In other cases, the governing body retains such oversight. We are reviewing this changing landscape in order to position ourself to capitalize on opportunities as they materialize.

Competition

The competitive field is somewhat convoluted in that there are traditional equipment manufacturers who have breached their traditional roles to become service providers. Such is the case with T-Netix, a Texas-based company that recently positioned itself to prime bid several big contracts. Traditional Tier I network service providers who have used T-Netix's platforms in the past in their role as prime bidders, find themselves competing with their selected vendor. While this might appear to be an anomaly, it is becoming commonplace and clearly an example of how desirable these inmate call control contracts are. This is a relatively small but highly profitable marketplace with only a handful of viable competitors.

There are six major competitors in the call control platform field, three of which are formidable. We realize the stiffness of our competition but believes we have the skills, resources and technology to garner a substantial portion of this business. With efforts directed toward transaction pricing and our keen awareness of this transitioning competitive landscape, we anticipate being able to capture a significant portion of the equipment business and a piece of each related transaction as well.

Customers

During 2001, two customers, Bealls Communications Group and Bell
South, each accounted for an aggregate of  37% of total sales.   During
2000, two customers accounted for 83% and 15% of total sales. The customer accounting for 83% of total 2000 sales was Cascadent
Communications, with whom we had a supply agreement. The customer accounting for 15% of total 2000 sales was Bell South.

Employees

As of December 13, 2002, we employed 16 persons on a full time basis. We supplement full-time employees with subcontractors and part-time individuals, consistent with workload requirements. Our continued success depends heavily upon our ability to retain highly qualified and competent personnel. We are operating in a high growth industry, which is experiencing fierce competition for experienced and talented personnel. We continue to provide our employees with appropriate equity-linked incentives to advance the interests of our company and our stockholders.

Governmental Approval

The Federal Communications Commission (FCC) requires that some of our products meet Part 15 and Part 68 of the code of Federal Regulations
(CFR). Part 15 (subpart B) deals with the suppression of radio frequency and electro-magnetic radiation to specified levels. Part 68 deals with protection of the telephone network. Other than FCC requirements, there is no known effect resulting from existing or probable Government regulations requiring approval.

Facilities

     	 Pursuant to a ten-year lease commencing May 1, 1995, we lease a 50,000 square foot freestanding masonry building in an industrial park in Cherry Hill, New Jersey, utilized for office space and testing of our products and other corporate activities. In the latter part of 1998, we subleased 25,645 square feet of the building to a printed circuit board manufacturer.


Compliance with Environmental Laws

Our operations do not pollute nor involve discharge of material into the environment. As a result, no expenditure is budgeted or required for environment protection or restoration. We are concerned about protecting the environment and participate in recycling programs.

Legal Proceedings

We are not now a party to any litigation and no action against us has been threatened or is known to be contemplated by any governmental agency or subdivision or any other entity.


MANAGEMENT

The following table sets forth certain information regarding our directors and executive officers as of December 18, 2002.

Name               	 Age       	 	 Position with the Company
----                     ---               -------------------------

Alan C. Bashforth   	 53       	 	 Chairman of the Board,
President,                     	 	 Chief Executive Officer
                                           and Secretary

Joy C. Hartman      	 54       	 	 Chief Financial Officer


     	 Directors are elected at the annual meeting of shareholders for a period of one year. Directors appointed to fill vacancies or to increase the number of board members serve until the next annual meeting.

Alan C. Bashforth, is currently our Chairman, President, CEO and Secretary and has been since April 4, 2002. Prior to his present positions, Mr. Bashforth served as a director with active duties in seeking finance for our company. Prior to serving as director, Mr. Bashforth was our President and Chief Executive Officer until January 2000 and served as Chairman of the Board until November 30, 2000. He was President of Cascadent Communications, our major customer until December 15, 2000. Previously he was President of Innovative Communications Technology, LTD. (ICT), a data communications company, located in Jersey, Channel Islands, until the acquisition of the intellectual property of ICT by us in November 1996. Prior experience included ownership of the CSL Group of companies from its inception in 1975. CSL is a Communications and Computer engineering group and employed over 100 people in 1992 when Mr. Bashforth sold the company. From 1970 to 1975, Mr. Bashforth was employed by Automaten CI, LTD., an office equipment and telecommunications company, in various engineering and sales positions leading to the position of General Manager. Mr. Bashforth was educated in electronic engineering at Mid Herts Polytechnic College in England and holds a Higher National Diploma in Electronic Engineering.

Joy C. Hartman is currently our Chief Financial Officer and has been since April 4, 2002. Prior to this position, Ms. Hatrman served as President and Chief Executive Officer from January 2000 until April 4, 2002. Ms. Hartman joined our company in January 1982. In addition to holding these positions, other positions she has held at our company include CFO, Treasurer, Corporate Secretary, and Executive Vice President. Her prior experiences included TeleSciences, Inc., and Peat Marwick Mitchell. Ms. Hartman is a graduate of The Wharton School of Business of the University of Pennsylvania. She is a member of the Financial Executives Institute, the National Association of Corporate Directors, and the American Society of Corporate Secretaries.

Board of Directors Committees and Other Information

     	 All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among our directors or officers. The Board of Directors currently has an Audit Committee and a Compensation Committee. The Audit Committee oversees the actions taken by our independent auditors and reviews our internal financial and accounting controls and policies. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our officers, employees and consultants and administers our incentive compensation and benefit plans.

Directors' Compensation

We do not compensate members of our Board of Directors for their services. We reimburse non-employee Directors for their reasonable expenses incurred in attending meetings of our Board.

Executive Compensation

     	 The following table sets forth the total compensation paid to our president and other executive officers whose compensation during any of the past three years exceeded $100,000.

                                      SUMMARY COMPENSATION TABLE

                           Annual Compensation           Long term compensation
                          -----------------------      --------------------------
Name and            Year  Salary     Bonus  Other            Awards                 All
Principal                   ($)       ($)   Annual     Restrict-   Options/  LTIP    Other
Position                                    Compen-    ed Stock    SARs(#)   Pay-    Compensa-
                                            sation ($) Award(s)($)           outs($) tion ($)
----------          ----  ------     -----  ---------- ---------  ---------- ------  --------
Joy C.Hartman,      2001  159,519     -0-    6,731        -0-      -0-         -0-      -0-
President and       2000  161,185     -0-    1,666        -0-    100,000       -0-      -0-
CEO (1)             1999  113,237     -0-       -0-       -0-     10,000       -0-      -0-


Thomas Spadaro      2001  112,500     -0-     -0-         -0-     10,000       -0-      -0-
Vice President(2)   2000   87,151     -0-    1,104        -0-     25,000       -0-      -0-


Robert O'Connor     2001  108,548     -0-       -0-       -0-     30,000       -0-      -0-
Vice President(3)   2000   67,842     -0-       -0-       -0-     20,000       -0-      -0-


Joseph Giegerich    2001  125,000     -0-       -0-       -0-     10,000       -0-      -0-
Vice President(4)   2000   24,038     -0-       -0-       -0-     60,000       -0-      -0-


Denny Ko            2001   67,692     -0-       -0-       -0-     60,000       -0-      -0-
Chief Technology
Officer(5)



(1) On April 4, 2002, Ms. Hartman resigned as President and CEO and was appointed as our Chief Financial Officer.

(2) Mr. Spadaro was appointed Vice President on December 17, 2000; previously he was our Director of Engineering.

(3) Mr. O'Connor is no longer with our company.

(4) Mr. Giegerich is no longer with our company.

(5) Mr. Ko is no longer with our company.

The outside Directors receive $250.00 per meeting as standard compensation for service as directors.

Stock Options Exercised During Fiscal Year

No options were exercised by our executive officers and directors during the most recent financial year.

Options Granted During Most Recent Financial Year.

The following table sets out information relating to options granted during the most recent financial year to our executive officer and directors:

                 Securities    % of Total                       Market Value of
                 Under         Options Granted   Exercise Per   Securities Underlying    Expiration
Name             Options       to Employees in   Security       Options on the Date of   Date
                 Granted       Financial year    ($/Security)   the grant ($/security)
----------------------------------------------------------------------------------------------------

Joe Giegerich      10,000         3.7%            $0.26          $ 2,600                   7/30/2011
Denny Ko           60,000        21.9%            $0.29          $17,400                   7/23/2011
Robert O'Connor    15,000         5.5%            $0.98          $14,700                   4/03/2011
Robert O'Connor    15,000         5.5%            $0.26          $ 3,900                   7/03/2011
Thomas Spadaro     10,000         3.7%            $0.26          $ 2,600                   7/30/2011
James Tsoi(1)      20,000         7.3%            $0.06          $ 1,200                  11/05/2011


(1)      Mr. Tsoi is no longer with our Company.


Fiscal Year-end Option Values

The following table shows information regarding the value of unexercised options held by executive officers as of December 31, 2001:

                           Number of Securities
                               Underlying                   Value of Unexercised
                          Unexercised Options              In-The-Money Options(1)
-----------------------------------------------------------------------------------
Name & Position        Exerciseable  Unexerciseable    Exerciseable  Unexerciseable
-----------------------------------------------------------------------------------
Joy Hartman, President
and CEO (2)             155,000 	  -            	 $8,469   	    -

Joseph Giegerich, Vice
President - Sales and
Marketing (3)            60,000       60,000     	  -     	    -

-36-

Thomas R. Spadaro,
Vice President -
Technology (4)           56,200            -           $5,167          -

Robert O'Connor, Vice
President - Finance
and Administration,
Chief Financial
Officer (5)              20,000            -                -          -



(1) Value of unexercised options is based on the closing bid price of our common stock on the Over the Counter Bulletin Board on December 31, 2001, minus the exercise price.

(2) On April 4, 2002, Ms. Hartman resigned as President and CEO and was appointed as our Chief Financial Officer.

(3) Mr. Giegerich is no longer with our company.

(4) Mr. Spadaro was appointed Vice President on December 17, 2000; previously he was our Director of Engineering.

(5) Mr. O'Connor is no longer with our company.


Employment Contracts


	 On January 1, 2002, we entered into an agreement with Calabash Consulting Ltd. ("Calabash") for a term of three years by which Calabash agreed to provide us with consulting services including the services of Alan Bashforth to act as our Chief Executive Officer in consideration of an annual fee of $240,000. Calabash is also entitled to a bonus in the amount of one year's fee to be paid in common stock at a value of $.055 per share on December 31, 2002 if we are still in business as of that date.

2002 Employee Stock Option Plan

On November 6, 2002, a majority of our stockholders approved the 2002 Employee Stock Option Plan and we reserved 20,000,000 shares of common stock for issuance thereunder. We registered the 2002 Employee Stock Option Plan on Form S-8 filed with the Securities and Exchange Commission on December 4, 2002. As of the date hereof no common shares are underlying outstanding stock option grants and 20,000,000 common shares remain available for future option awards.

2002 Employee Stock Purchase Plan

On November 6, 2002, a majority of our stockholders approved the 2002 Employee Stock Purchase Plan and we reserved 20,000,000 shares of common stock for issuance thereunder. We registered the 2002 Employee Stock Purchase Plan on Form S-8 filed with the Securities and Exchange Commission on December 4, 2002. As of the date hereof no common shares have been issued under the plan and 20,000,000 common shares remain available for future stock awards.

1992 Stock Option Plan

     	 Our 1992 incentive stock option plan, as filed with our registration statement on Form S-8 with the Securities and Exchange Commission on June 5, 1992, reserved 290,950 common shares for issuance; on March 22, 2000, we filed a post-effective amendment to increase the shares reserved for issuance to 1,378,950, of which 562,700 common shares are underlying outstanding stock option grants and 752,287 common shares remain available for future stock awards.

                      RELATED PARTY TRANSACTIONS

     	 In February 2000, we entered into an agreement for consulting services with Alan Bashforth. The consulting services primarily related to identifying, evaluating, and recommending business strategies for us. This agreement expired on April 30, 2001 and was not renewed. Mr. Bashforth received an aggregate of $150,000 pursuant to the agreement.

     	 On February 11, 2000, we entered into a supply agreement with Cascadent Communications (formerly @IPbell Inc.). Pursuant to the terms of the agreement, Cascadent agreed to purchase $4,180,800 of our Integrator gateway products. Cascadent also expressed its intent, in the agreement, to purchase either directly, or through a third party vendor, additional equipment amounting to approximately $13,000,000. During the course of the agreement, we sold $4,370,146 of our Integrator gateway products under the agreement. The agreement was terminated on January 4, 2001, upon receiving notice that Cascadent was placed into receivership. In a letter dated June 25, 2001, the Cascadent receiver advised that it was not possible to achieve a sale of Cascadent's business as a going concern. The letter also stated that it appears that there will be insufficient funds available for a liquidator to be appointed in this matter. We have outstanding invoices in the amount of $100,159, but presently have no expectations that such amounts will be recovered. The pricing of the products sold and the terms and conditions of sale were no more favorable than those provided to unrelated parties, although Cascadent did have the right to receive prices as favorable as those offered to any other customer. Our President, chief executive officer and Chairman of the Board, Alan Bashforth, was president of Cascadent subsequent to his service as an officer with our company.

     	 We believe, based upon our experience in the industry, that the terms of the foregoing agreements were no more favorable than those which could have been obtained from unaffiliated third parties.

                     PRINCIPAL SECURITY HOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock, as of the date of this prospectus. The information in this table provides the ownership information for:

- each person known by us to be the beneficial owner of more than 5% of our common stock;

-  each of our directors and director nominees;

-  each of our executive officers; and

-  our executive officers, directors and director nominees as a group.

     Beneficial ownership has been determined in accordance with the rules and regulations of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage ownership for each person listed below includes shares of common stock underlying options or warrants held by the person that are exercisable within 60 days of the date of this prospectus. Common stock beneficially owned and percentage ownership are based on 40,673,099 shares outstanding before this offering.

                                                            Shares of
                                                             Common
                                                              Stock
  Name and Address                                        Beneficially        Percent of
  Beneficial Owner               Title                      Owned       Outstanding Shares(1)
  ----------------               -----                    ---------     ------------------



NEObliviscaris Partnership       5% Owner                 3,852,451            9.5%
200 Bar Harbor Drive
Suite 300
West Conshohocken, PA 19428

Cumberland Investments LLC       5% Owner                 3,630,951            8.9%
Golf Corporate Centre
415 W. Golf Road, Suite 17
Arlington Heights, IL 60005

Aberfoyle Limited                5% Owner                 2,700,000            6.6%
2 Boulevard Villas
St. Heler, Jersey
Channel Islands

Alan C. Bashforth                CEO/President            1,520,000(2)         3.7%
Le Virage                        Chairman of the
La Route de Sainte Marie,        Board, Secretary
St. Mary, Jersey, UK
JE3 3DB

Joy C. Hartman                   CFO                        195,185(3)         0.5%
27 Hogan Way
Moorestown, NJ   08057


All Directors
and Officers As a Group                                    1,715,185           4.2%



1) Based upon a total number of 40,673,099 shares outstanding as of December 18, 2002.

2) Shares in the name of Innovative Communications Technology, LTD., a corporation, controlled by Mr. Bashforth.

3) The 195,185 shares in Ms. Hartman's name include incentive options, exercisable within sixty days to acquire 155,000 shares, and 300 shares owned by Ms. Hartman's children.

                        DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.

The description of our securities are summaries of the material provisions of our securities. For more complete information, you should read our certificate of incorporation and its amendments.

Common Stock

     	 Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefore. Upon the liquidation, dissolution or winding up of us, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of all liabilities.

     	 Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, duly authorized, fully paid and nonassessable.

Preferred Stock

On December 4, 2002, we filed a "blank check" amendment to our certificate of incorporation creating 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include the designations, rights and preferences including preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of the Board of Directors to issue preferred stock could discourage, delay or prevent a takeover of us. We do not have any current plans to issue any preferred stock.

Recent Financing

	 On May 22, 2001, we issued $1,200,000 principal amount of 8% convertible debentures, due May 22, 2003, to three investors pursuant to a Subscription Agreement dated May 22, 2001. Interest only payments are due quarterly commencing September 30, 2001, and the principal is due in one lump sum on May 22, 2003, or upon certain events of default. The conversion price for the convertible debentures is the lesser of 85% of the average of the three lowest closing prices for the common stock for the 30 trading days prior to but not including May 22, 2001, or 85% percent of the average of the three lowest closing prices for the common stock for the 30 trading days prior to but not including the conversion date. This embedded conversion feature was valued at $212,523 and was recorded in the second quarter of 2001 as interest expense per EITF 98-
5. This was calculated by taking 85% of the average of the three lowest closing prices in the thirty days preceding the signing of the agreement and assumed that the entire $1,200,000 was converted. The agreement does not have a waiting period for conversion, so the entire amount was expensed in the period the Agreement was signed. The maximum number of shares of common stock that any subscriber or group of affiliated subscribers may own after conversion at any given time is 4.99%. On January 10, 2002, we filed a Form SB-2 Registration Statement registering 20,000,000 shares of common stock issuable upon conversion of the Notes. The actual conversion price will depend on the market price of our common stock prior to the conversion.

     	 In addition to the convertible debentures, we also issued warrants to purchase 872,727 shares of common stock. These warrants, which expire May 22, 2006, have an exercise price of $1.4339 per share.

	 From August 2001 until October 2002, we issued $1,471,650 principal amount of 8% convertible debentures, due August 2003 through October 2004, pursuant to various Subscription Agreements dated August 2001 through October 2002. Interest only payments are due quarterly, and the principal on each note is due in one lump sum on dates from August 2003 through October 2004, or upon certain events of default.
The conversion price for the convertible debentures is the lesser of 85% of the average of the three lowest closing prices for the common stock for the 30 trading days prior to but not including the closing date, or 85% percent of the average of the three lowest closing prices for the common stock for the 30 trading days prior to but not including the conversion date. The maximum number of shares of common stock that any subscriber or group of affiliated subscribers may own after conversion
at any given time is 4.99%.    The actual conversion price will depend
on the market price of our common stock prior to the conversion.

In addition to the convertible debentures, we also issued warrants to purchase 1,130,909 shares of common stock. These warrants, which expire five year after the date of issuance, have exercise prices ranging from $.0636 to $.1008 per share.

In December 2002, we issued $9,000 principal amount of 8%
convertible debentures, due December 2004, pursuant to a Subscription Agreement dated December 2002. Interest only payments is due quarterly, and the principal on the note is due in one lump sum on December 2004, or upon certain events of default. The conversion price for the convertible debentures is the lesser of $.03 or 85% percent of the average of the three lowest closing prices for the common stock for the 30 trading days prior to but not including the conversion date. The maximum number of shares of common stock that any subscriber or group of affiliated subscribers may own after conversion at any given time is
4.99%.    The actual conversion price will depend on the market price of our common stock prior to the conversion.

Transfer Agent

     	 The Transfer Agent and Registrar for the common stock and the warrants described above is Continental Stock Transfer & Trust Company.

                        SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholder. We will not receive any proceeds from the resale of the common stock by the selling stockholder. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholder, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name          Total Shares of    Total             Shares of      Beneficial       Percentage of  Amount of
              Common Stock       Percentage of     Common Stock   Ownership        Common Stock   Common Stock
              Issuable Upon      Common Stock,     Included in    Before           Owned Before   Owned After
              Conversion of      Assuming Full     Prospectus(2)  the Offering(1)  Offering       Offering (3)
              Notes and/or       Conversion(1)
              Warrants(1)
----------------------------------------------------------------------------------------------------------------

Laurus
Master
Fund, Ltd.
              57,508,933          58.57%            Up to         2,136,183         4.99%          0
                                                    116,148,774
                                                    shares of
                                                    common
                                                    stock




The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) The number of shares of common stock issuable upon conversion of the debentures is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued in respect of such conversions and, consequently, offered for sale under this registration statement, cannot be determined at this time. As a result of the contractual agreement not to exceed 4.99% beneficial ownership, the selling shareholder does not believe it is a control person as defined in the Securities Exchange Act of 1934 or is required to file a Schedule 13D.

(2) Represents shares of common stock issuable upon conversion of debentures of the selling shareholder at an assumed conversion price of $0.027 per share. However, the selling shareholder has contractually agreed to restrict its ability to convert its debentures or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise exceed 4.99% of the then issued and outstanding shares of common stock following such conversion or exercise. This restriction may not be waived.

(3)        Assumes that all securities registered will be sold.

(4) The following chart discloses the principal(s) of each selling securityholder and the person(s) with investment and dispositive power:




                                                Investment/dispositive
   Security holder               Principal       authority
   -------------------------------------------------------------------
   Laurus Master Fund, Ltd.     Eugene Grin     Eugene Grin
                                & David Grin    & David Grin

                             Plan of Distribution

The selling stockholder may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholders will sell any or all of the common stock in this offering. The selling stockholder may use any one or more of the following methods when selling shares:

- Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

- Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

- An exchange distribution following the rules of the applicable exchange

- Privately negotiated transactions

- Short sales or sales of shares not previously owned by the seller

- A combination of any such methods of sale or any other lawful method

     The selling stockholder may also engage in:

     - Short selling against the box, which is making a short sale when the seller already owns the shares.

     - Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.

     - Pledging shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholder in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholder do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

Because the selling shareholder is deemed an "underwriter" within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements.

      	 We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

     	 If the selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

                              LEGAL MATTERS

     	 Sichenzia Ross Friedman Ference LLP, New York, New York, will pass upon certain legal matters with respect to the shares of the common stock offered hereby.

                                 EXPERTS

     	 Peter C. Cosmas, CPA's, independent auditors, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements as of December 31, 2001 and 2000, and for the years then ended, that appear in this prospectus. The financial statements referred to above are included in reliance upon the report by the auditors given upon their authority as experts in accounting and auditing.


                      HOW TO GET MORE INFORMATION

     	 We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to our company and the shares to be sold in this offering, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. We have described all material information for each contract, agreement or other document filed with the registration statement in this prospectus. However, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result, you should refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement for a complete description of the matter involved.

     	 You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including this registration statement, are also available to you without charge from the SEC Web site, which is located at http://www.sec.gov.

                           SCIENCE DYNAMICS CORPORATION AND SUBSIDIARY
                                  CONSOLIDATED BALANCE SHEETS

                        ASSETS
                                                         September 30,          December 31,
                                                             2002                   2001
                                                           Unaudited              Audited
                                                           ---------              -------

Current assets:
   Cash and cash equivalents                           $   12,457              $   17,075
   Accounts receivable - trade                             66,903                  13,234
   Accounts receivable - other                                  -                  60,721
   Inventories                                            225,158                 310,857
   Other current assets                                    34,562                 125,446
                                                       ----------               ---------
      Total current assets                                339,080                 527,333
                                                       ----------               ---------

Property and equipment, net                               714,067                 805,727

Deferred Financing costs                                  159,268                 154,268
Other assets                                               25,363                  25,363
                                                       ----------               ---------
      Total assets                                     $1,237,778              $1,512,691
                                                       ==========               =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of capital lease obligation         $  128,413              $   69,615
   Bank Note                                               58,323                  99,535
   Customer Deposits                                      140,596                 289,368
   Short term loan payable                                158,000                 195,000
   Accounts payable                                     1,098,140                 800,460
   Accrued expenses                                       339,340                 152,151
                                                       ----------               ---------
      Total current liabilities                         1,922,812               1,606,129



Long Term liabilities:
Non current portion of bank note                           33,327                       -
Non current portion of capital lease obligation                 -                  58,798
Convertible Debenture                                   1,776,982               1,431,949
                                                       ----------               ---------


      Total liabilities                                $3,733,121              $3,096,876
                                                       ----------               ---------

Commitments

Shareholders' equity (deficit)
   Common stock - .01 par value,
      45,000,000 shares authorized,
      40,783,590 and 20,879,501 issued
      40,657,790 and 20,753,701 outstanding
      in 2002 and 2001 respectively.                      407,836                 208,795
   Additional paid-in capital                          15,536,398              14,681,858
   (Deficit)                                          (18,041,744)            (16,077,005)
                                                       ----------               ---------
                                                       (2,097,510)             (1,186,352)
   Common stock held in treasury,
    at cost                                              (397,833)               (397,833)
                                                       ----------               ---------
   Total shareholders' equity (deficit)                (2,495,343)             (1,584,185)
                                                       ----------               ---------
   Total liabilities and shareholders'
    Equity                                             $1,237,778              $1,512,691
                                                       ==========               =========


   The accompanying notes are an integral part of these consolidated financial statements.

-F1-

                           SCIENCE DYNAMICS CORPORATION AND SUBSIDIARY
                              CONSOLIDATED STATEMENTS OF OPERATIONS
                                           (UNAUDITED)


                                                   Nine Months Ended                Three Months Ended
                                                      September 30                      September 30,
                                                   2002          2001                2002          2001
                                                   ----          ----                ----          ----

 NET SALES                                   $  812,143          $  506,134      $  156,266        $  133,521
                                             ----------          ----------      ----------        ----------


Operating costs and expenses:

      Cost of sales                             357,611             381,509          80,969            92,983
      Research and development                  593,707           1,107,916         170,636           353,126
      Selling, general
          and administrative                  1,483,794           2,560,369         394,649           719,229
                                             ----------          ----------      ----------        ----------

                                              2,435,112           4,049,794         646,254         1,165,338
                                             ----------          ----------      ----------        ----------

Operating (loss)                             (1,622,969)         (3,543,660)       (489,988)       (1,031,817)

Other income (expenses):
   Sale of NJ NOL                                90,000                              90,000
   Interest Expense                            (120,577)           (253,986)        (50,250)          (28,100)
   Finance Expense                             (311,193)                  -        (119,989)                -
                                             ----------          ----------      ----------        ----------

Net (loss)                                  $(1,964,739)        $(3,797,646)      $(570,227)      $(1,059,917)
                                             ==========          ==========        ========        ==========



Net(loss)per common share
  basic and diluted                         $     (0.06)        $     (0.21)      $   (0.02)      $     (0.06)
                                             ==========          ==========        ========        ==========



The accompanying notes are an integral part of these consolidated financial statements.


-F2-

                                SCIENCE DYNAMICS CORPORATION AND SUBSIDIARY
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              (UNAUDITED)

                                                           Nine Months Ended September 30
                                                             2002                   2001
                                                             ----                   ----
Cash flows from operating activities:
   Net (loss)                                           $(1,964,739)         $(3,797,646)
                                                        -----------          -----------

Adjustments to reconcile net (loss) to
 net cash used for
 operating activities:
   Depreciation                                             225,115              189,453
   Financing expense non cash                               311,193              212,524
   Amortization of intangible assets                              -              225,000
Changes in operating assets and liabilities:
   (Increase) decrease in:
    Accounts receivable                                     (53,669)              38,566
    Other receivable                                         60,721                1,401
    Inventories                                              85,699             (157,573)
    Other current assets                                     90,884               (2,214)
   Increase (Decrease) in:
     Accounts Payable and
       accrued expenses                                     484,869              383,437
       customer deposits                                   (148,772)             420,200
                                                        -----------          -----------

Total adjustments                                         1,056,040            1,310,794
                                                        -----------          -----------

 Net cash used for
  operating activities                                     (908,699)          (2,486,852)
                                                        -----------          -----------

Cash flows from investing activities:

 Purchase of property and equipment - net                  (133,455)            (120,062)
                                                        -----------          -----------

   Net cash used in investing activities                   (133,455)            (120,062)
                                                        -----------          -----------

Cash flows from financing activities:
 Increase (decrease)in
  Line of Credit                                             (7,885)              97,741
  Issuance of Convertible Debt                            1,082,421            1,362,710
  Short term loan Payable                                   (37,000)                   -
  Payment on capitalized lease                                    -              (47,225)
                                                        -----------          -----------

   Net cash provided
    by financing activities                               1,037,536            1,413,226
                                                        -----------          -----------

Net increase (decrease) in
 cash and cash equivalents                                   (4,618)          (1,193,688)

Cash and cash equivalents -
 beginning of period                                         17,075            1,351,641
                                                        -----------          -----------

Cash and cash equivalents -
 end of period                                           $   12,457          $   157,953


    The accompanying notes are an integral part of these consolidated financial statements.


-F3-

                SCIENCE DYNAMICS CORPORATION AND SUBSIDIARY
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (unaudited)
Item 1.

       Basis of Presentation
       ---------------------

       The unaudited financial statements included in the Form 10-QSB have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation SB. The financial information furnished herein reflects all adjustments, which in the opinion of management are necessary for a fair presentation of the Company's financial position, the results of operations and the cash flows for the periods presented.

       Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed, or omitted, pursuant to such rules and regulations.

       These interim statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001. The Company presumes that users of the interim financial information herein have read or have access to the audited financial statements for the preceding fiscal year and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context. The results of operations for any interim period are not necessarily indicative of the results for the full year.

       Income per share
       ----------------

       Per-share data has been computed on the basis of the weighted average number of shares of common stock outstanding during the periods.


-F4-

                           SCIENCE DYNAMICS CORPORATION AND SUBSIDIARY
                                  CONSOLIDATED BALANCE SHEETS
                               AS OF DECEMBER 31, 2001 AND 2000

                        ASSETS
                                                                    December 31,
                                                             2001                   2000
                                                             ----                   ----

Current assets:
   Cash and cash equivalents                           $   17,075              $1,351,641
   Accounts receivable - trade                             13,234                 102,194
   Accounts receivable - other                             60,721                  51,401
   Inventories                                            310,857                  87,623
   Other current assets                                   125,446                  84,566
                                                       ----------               ---------
      Total current assets                                527,333               1,677,425
                                                       ----------               ---------

Property and equipment, net                               805,727               1,005,364
Deferred Financing costs                                  154,268                       -
Intangible Assets, net of accumulated
 amortization of $1,500,000 in 2001 and
 $1,200,000 in 2000.                                            -                 300,000
Other assets                                               25,363                  25,363
                                                       ----------               ---------
      Total assets                                     $1,512,691              $3,008,152
                                                       ==========               =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of capital lease obligation         $   69,615              $   57,598
   Line of Credit                                          99,535                       -
   Customer Deposits                                      289,368                       -
   Short term loan payable                                195,000                       -
   Accounts payable                                       800,460                 358,820
   Accrued expenses                                       152,151                 118,059
                                                       ----------               ---------
      Total current liabilities                         1,606,129                 534,477



Long Term liabilities:
Non current portion of capital lease obligation            58,798                 128,413
Convertible Debenture                                   1,431,949                       -
                                                       ----------               ---------


      Total liabilities                                $3,096,876              $  662,890
                                                       ----------               ---------

Commitments

Shareholders' equity (deficit)
   Common stock - .01 par value,
      45,000,000 shares authorized,
      20,879,500 and 17,783,700 issued
      20,753,370 and 17,444,151 outstanding
      in 2001 and 2000 respectively.                      208,795                 177,837
   Additional paid-in capital                          14,681,858              14,266,787
   (Deficit)                                          (16,077,005)            (11,701,529)
                                                       ----------               ---------
                                                       (1,186,352)              2,743,095
   Common stock held in treasury,
    at cost                                              (397,833)               (397,833)
                                                       ----------               ---------
   Total shareholders' equity (deficit)                (1,584,185)              2,345,262
                                                       ----------               ---------
   Total liabilities and shareholders'
    Equity                                             $1,512,691              $3,008,152
                                                       ==========               =========


   The accompanying notes are an integral part of these consolidated financial statements.

-F1-

                           SCIENCE DYNAMICS CORPORATION AND SUBSIDIARY
                              CONSOLIDATED STATEMENTS OF OPERATIONS
                         FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                   2001                             2000
                                                   ----                             ----

 NET SALES                                   $  891,149                       $5,269,377
                                             ----------                       ----------


Operating costs and expenses:

      Cost of sales                             555,064                        1,891,484
      Research and development                1,533,890                        1,141,656
      Selling, general
          and administrative                  2,966,347                        3,605,768
                                             ----------                       ----------

                                              5,055,301                        6,638,908
                                             ----------                       ----------

Operating (Loss)                             (4,164,152)                      (1,369,531)

Other income (expenses):
   Interest income                                9,589                           40,647
   Sales of New Jersey Net
   Operating Loss                               218,135                              -0-
   Interest expense                            (439,046)                         (10,378)
                                             ----------                       ----------


Net (Loss)                                  $(4,375,476)                     $(1,339,262)
                                             ==========                       ==========



Net Loss per common share
  basic and diluted                         $     (0.24)                     $     (0.08)
                                             ==========                       ==========

Weighted average shares
outstanding basic and diluted                18,019,738                       17,549,993
                                             ==========                       ==========



The accompanying notes are an integral part of these consolidated financial statements.


-F2-

                                SCIENCE DYNAMICS CORPORATION AND SUBSIDIARY
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                               FOR THE YEARS ENDED DECEMBER 31,2001 AND 2000


                                                             2001                   2000
                                                             ----                   ----
Cash flows from operating activities:
   Net (Loss)                                           $(4,375,476)         $(1,339,262)
                                                        -----------          -----------

Adjustments to reconcile net (loss) to
 net cash used for
 operating activities:
   Depreciation                                             222,241              159,859
   Interest expense non cash                                295,569                    -
   Amortization of capitalized software                           -                    -
   Amortization of Intangible assets                        300,000              300,000
Changes in operating assets and liabilities:
   (Increase) decrease in:
    Accounts receivable                                      88,960               54,846
    Other receivable                                         (9,320)              12,276
    Inventories                                            (223,234)             273,416
    Other current assets                                    (40,880)             (34,381)
    Other assets                                           (154,267)             416,413
   Decrease in:
     Accounts Payable and
       accrued expenses                                     475,732             (163,207)
       customer deposits                                    289,368                    -
                                                        -----------          -----------

Total adjustments                                         1,244,169            1,019,222
                                                        -----------          -----------

 Net cash used for
  operating activities                                   (3,131,307)            (320,040)
                                                        -----------          -----------

Cash flows from investing activities:

 Purchase of property and equipment - net                   (22,605)            (704,246)
                                                        -----------          -----------

   Net cash used in investing activities                    (22,605)            (704,246)
                                                        -----------          -----------

Cash flows from financing activities:
 Increase (decrease)in
  Line of credit                                             99,535                    -
  Issuance of Convertible Debt                            1,431,949                    -
  Short term loan payable                                   195,000                    -
  Payment on capitalized lease                              (57,598)             (14,423)
 Issuance of common stock and warrants                      150,460            1,715,557
                                                        -----------          -----------

   Net cash provided
    by financing activities                               1,819,346            1,701,134
                                                        -----------          -----------

Net increase (decrease) in
 cash and cash equivalents                               (1,334,566)             676,848

Cash and cash equivalents -
 beginning of period                                      1,351,641              674,793
                                                        -----------          -----------

Cash and cash equivalents -
 end of period                                               17,075            1,351,641
                                                        ===========          ===========

Noncash transactions:
Increase in Capital Lease Obligations                   $         -          $   200,434


    The accompanying notes are an integral part of these consolidated financial statements.


-F2-


                                                SCIENCE DYNAMICS CORPORATION AND SUBSIDIARY
                                         CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                             FOR THE TWO YEARS ENDED DECEMBER 31, 2001 AND 2000


                                    Common Stock                    Additional                          Treasury
                                    ------------                      Paid-In                           --------
                                       Shares         Amount          Capital          (Deficit)         Shares       Amount
                                       ------         ------          -------          ---------         ------       ------



Balance
 December 31, 1999                  17,286,278      $172,862      $ 12,556,205      $(10,362,267)       125,800    $397,833
                                    ----------      --------      ------------      -------------       -------     -------


Exercise of Stock Options              283,673         2,838           151,069                 -              -           -
Issuance of common stock
 net of related expenses               213,749         2,137         1,559,513                 -              -           -

Net loss                                     -             -                 -        (1,339,262)             -           -
                                    ----------      --------      ------------      -------------       -------     -------


Balance
 December 31, 2000                  17,783,700       177,837        14,266,787       (11,701,529)       125,800     397,833
                                    ----------      --------      ------------      -------------       -------     -------


Issuance of common stock
 net of related expenses             3,095,800        30,958           415,071        (4,375,476)             -           -


Balance
 December 31, 2001                  20,879,500      $208,795       $14,681,858      $(16,077,005)       125,800    $397,833
                                    ==========      ========      ============      =============       =======     =======


    The accompanying notes are an integral part of these consolidated financial statements.


-F3-

             SCIENCE DYNAMICS CORPORATION AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1)	Summary of Significant Accounting Policies:

      a) Principles of Consolidation:

      The consolidated financial statements include the Company's wholly owned subsidiary. All intercompany transactions have been eliminated in consolidation.

      b) Organization and Description of Business:

      The Company, which was incorporated in May, 1973 and commenced operations in July 1977, is engaged in the design, development, integration and marketing of advanced telecommunications products
      and applications.   All the Company's operations are considered to
      be in one industry.

      c) Use of Estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimated.

      d) Inventories:

      Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

      e) Property and Equipment:

      Property and equipment are stated at cost, depreciation of property and equipment is computed generally using the straight-line method based on estimated useful lives of five years for machinery and equipment and seven years for furniture and fixtures. Leasehold improvements are amortized over the life of the related lease or their estimated useful lives, whichever is shorter, using the straight-line method. Costs of major additions and betterment's are capitalized; maintenance and repairs which do not improve or extend the life of respective assets are charged to expenses as incurred. When an asset is sold or otherwise disposed of, the cost of the property and the related accumulated depreciation is removed from the respective accounts and any resulting gains or losses are reflected in income.

     f) Cash and Cash Equivalents:

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

-F4-

     g) Income Taxes:

     The Company elected to adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes", (SFAS No. 109) in 1992. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expenses (credit) is the tax payable (receivable) for the period and the change during the period in deferred tax assets and liabilities.

     h) Revenue Recognition:

     Revenue is generally recognized when all significant contractual obligations have been satisfied and collection of the resulting receivable is reasonably assured. Revenue from product sales is recognized at time of delivery and acceptance and after consideration of all the terms and conditions of the customers contract. Sales of services are recognized at time of performance.

     i) Impairment of Long-Lived Assets:

     Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of long-lived Assets and for long-lived Assets to be Disposed of." SFAS No. 121 requires the Company to review the recoverability of the carrying amounts of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the asset might not be recoverable.
     In the event that facts and circumstances indicate that the carrying amount of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the assets' carrying amount to determine if a write-down to fair value is required. Fair value may be determined by reference to discounted future cash flows over the remaining useful life of the related asset. In 2000, the Company wrote off the carrying value of one of its patents in the amount of $89,706.

    j) Fair Value Disclosures:

     The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value because of the immediate or short-term maturity of these financial instruments.

    k) Stock Options:

    The Company accounts for its stock options in accordance with the provisions of Accounting principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, Accounting for Stock Based Compensation. Had the company determined compensation cost based on fair value at the grant date for stock options under SFAS No. 123 the effect would have been immaterial.

    l) New Accounting Pronouncements:

    The financial Accounting Standards Board (FASB) recently issued SFAS 141, "Business Combinations," SFAS 142, "Goodwill and Intangible Assets," SFAS143, "Accounting for Asset Retirement obligations" and SFAS 144, "Accounting for the impairment or Disposal of Long -Lived Assets."

    SFAS 141 requires companies to account for acquisitions entered into after June 30,2001 using the purchase method and establishes criteria to be used in determining whether acquired intangible assets are to be recorded separately from goodwill. Statement 142 sets forth the accounting for goodwill and intangible assets after the completion of a business acquisition and for goodwill and intangible assets already recorded. Goodwill will no longer be amortized beginning January 1, 2002. Rather, goodwill will be tested for impairment by comparing the asset's fair value to its carrying value. The Company will adopt Statement 142 on January 1, 2002.

-F5-

    SFAS 143 requires the fair value of a liability for asset retirement obligations to be recorded in the period in which it is incurred. The statement applies to a company's legal or contractual obligation associated with the retirement of a tangible long-lived asset that resulted from the acquisiton, construction or development through the normal operation of a long-lived asset. The statement is effective for the Company beginning January 1, 2003.

    SFAS 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a consistent method to value long-lived assets to be disposed of. New criteria must be met to classify the asset as a asset held-for-sale. This statement also changes the rules for reporting the effects of a disposal of a segment of a business. This statement will be adopted January 1, 2002.


    m) Basis of Financial Statement Presentation

    The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has generated significant losses and is unable to predict profitability for the future. These factors indicate that the Company's continuation, as a going concern is dependent upon its ability to obtain adequate financing.


2) Accounts Receivable:

   The Company evaluates its accounts receivable on a customer-by-customer basis and has determined that no allowance for doubtful accounts is necessary at December 31, 2001 and 2000.

3) Property and Equipment:

   A summary of the major components of property and equipment is as follows:


                                                  2001	      2000
                                                  ----            ----

       Computers, fixtures
       And equipment                          $1,557,163      $1,452,454

       Less accumulated Depreciation            (751,436)       (447,090)
                                              ----------      ----------

       Totals                                 $  805,727      $1,005,364
                                              ==========      ==========


4 ) Income Taxes:

    In 1992, the Company adopted SFAS No. 109, Accounting for Income taxes. Under the provision of SFAS No. 109, the Company elected not to restate prior years due to immateriality. In 1992, the effect of the change was to decrease the net loss by $308,000 (.10 per share). The deferred tax asset recognized was recovered through the sale of New Jersey State net-operating loss carryovers as permitted by the State in the amount of $308,000. In 2001 the Company recovered $218,135 through the sale of New Jersey State net-operating loss carryovers as permitted by the State. This recovery was recognized as other income in the year ended 2001 Statement of Operations.

    At this time, the Company does not believe it can reliably predict profitability for the long-term. Accordingly, the deferred tax asset applicable to 2001 and 2000 operations has been reduced in its entirety by the valuation allowance.

-F6-

    As a result of the operating losses for the years ended December 31, 1990 and 1992-2001 the Company has available to offset future taxable income a net operating loss of $17,097,839 expiring 2005-2021. In addition, research credits expiring 2005-2015 are available to offset future taxes.
    The components of the provision (credit) for income taxes from continuing operations is as follows:


                                     2001        2000
                                     ----        ----

          Deferred
            Federal                $    -      $    -

          Current
            Federal                     -           -
            State                       -           -
                                   ------      ------
                                   $    -      $    -
                                   ------      ------

    Differences between the tax provision computed using the statutory federal income tax rate and the effective income tax rate on operations is as follows:

                                     2001	       2000
                                     ----        ----
          Federal
          Statutory rate      $(1,487,662)    $(455,349)

          Research tax
          Credits                       -             -

          Tax benefit not
          Provided due
          To valuation
          Allowance             1,487,662      455,349
                                ---------     ---------
                                        -             -
                                =========     =========

    Components of the Company's deferred tax assets and liabilities are as follows:

                                      December 31,
                                  2001            2000
                                  ----            ----

    Deferred tax assets:
    Tax benefits related
    To net operating
    Loss carry forwards
    And research tax
    Credits                     $5,786,297    $4,298,635
                                ----------    ----------


    Total deferred tax
    Asset                        5,786,297     4,298,635

    Valuation
    Allowance for
    Deferred tax
    Assets                       5,786,297     4,298,635
                                ----------    ----------

    Net deferred tax
    Assets                       $      -0-    $      -0-
                                ----------    ----------

-F7-

5)	Commitments:

a.	Leases

The Company leases their office, sales and manufacturing facilities and certain vehicles under non-cancelable operating leases with varying terms. The leases generally provide that the Company pay the taxes, maintenance and insurance expenses related to the leased assets. Future minimum lease payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year, as of December 31, 2001 are as follows:

                             2002        $300,973
                             2003         276,118
                             2004         212,717
                             2005          79,570
                             2006           3,445
                      After  2006             -0-
                                         --------

           Total minimum lease payments  $872,823
                                         ========




6) Intangible Assets:

   On November 7, 1996, the Company acquired "Intellectual Property", issuing 1,500,000 shares of its common stock. Based on technical reviews of the property and the business potential of the technology, the Company valued the "Intellectual Property" at $1,500,000. The Company began amortizing the property on January 1, 1997 over a period of five years. The amortization for 2001 and 2000 was $300,000 for each year.

7) Notes payable

a) Line of Credit
The Company secured a line of credit that renews in June 2002 at a rate of 1.5% above the prime rate. The balance at December 31, 2001 was $99,535.

b) Short Term Loans Payable
The short-term loan payable consists of loans from two stockholders. The interest rate to the two stockholders is 10% and 7% respectively.

-F8-

c) Convertible Notes Payable
In May 2001, we entered into a securities purchase agreement with three accredited investors for the issuance of 8% convertible debentures in the aggregate amount of $1,200,000 and 872,727 common stock purchase warrants. The maturity date of this debenture is May 2003. The debentures were convertible into common stock at a conversion price of the lower of 85% of the average of the three lowest closing bid prices for the common stock thirty days prior to the closing date or 85% of the average of the three lowest closing bid prices for the common stock thirty days prior to conversion. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $1.4339. The commission for the transaction was 8% ($96,000). The offering of convertible debentures and warrants was exempt from registration under Rule 506 of Regulation D and under
Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. All persons were accredited investors, representing that they were capable of analyzing the merits and risks of their investment. In 2001 $168,060 plus interest of $1,909 was converted into 3,095,800 shares of the Company's common stock.

In August 2001, we entered into a securities purchase agreement with two accredited investors, for the issuance of 8% convertible debentures in the aggregate amount of $400,000 and 290,909 common stock purchase warrants. The maturity date of this debenture is August 2003. The debentures were convertible into common stock at a conversion price of the lower of 85% of the average of the three lowest closing bid prices for the common stock thirty days prior to the closing date or 85% of the average of the three lowest closing bid prices for the common stock thirty days prior to conversion. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $.355. The commission for the transaction was 8% ($32,000). The offering of convertible debentures and warrants was exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. All persons were accredited investors, representing that they were capable of analyzing the merits and risks of their investment.

8) Stock Options and Warrants:

   a) Stock options

   On November 17, 1999 the Company amended the Incentive Stock Option Plan, authorizing an additional share increase of 1,088,000 shares. 335,013 shares were exercised in 2001 and 283,673 shares were exercised in 2000. The total amount of shares granted and not exercised at December 31, 2001 amount to 683,2000 at exercise prices ranging from 0.26 to 7.625 per share.

   As allowed by FASB No. 123, The Company has elected to continue to follow Accounting Principles Board (APB) Opinion No. 23, " Accounting for Stock Issued to Employees" (APB No. 25) in accounting for its stock option plans. Under APB No. 25, the Company does not recognize compensation expense on the issuance of its stock options because the options terms are fixed and the exercise price equals the market price of the underlying stock on the grant date.
   As required by FASB No. 123, the Company has determined the pro-forma information as if the Company had accounted for stock options granted since January 1, 1996, under the fair value method of FASB No. 123. An option pricing model similar to the Black-Sholes was used with the following weighted average assumptions used for grants in the year 2001 and 2000, respectively: expected volatility of 80 percent; risk free interest rate of 7% and 6% respectively and expected lives of 5 years. The pro-forma effect of these options on net earnings was not material. These pro-forma calculations only include the effect of 2000 and 2001 grants. As such, the impacts are not necessarily indicative of the effects on reported net income of future years.

   b) Warrants
   The Company issued 1,163,636 warrants to purchase the Company's common stock at prices ranging from $1.4339 to $0.355 per share in connection with the issuance of two convertible notes.

-F9-

9) Major Customers:

   During 2001 two customers each accounted for 37% of total sales. During 2000 two customers accounted for 83% and 15% of total sales.

10) Earnings (Loss) Per Share:

    In February 1997, the Financial Accounting Standards Board issued SFAS No. 128. "Earnings Per Share" applicable for financial statements issued for periods ending after December 15, 1997. As required the Company adopted SFAS No. 128 for the year ended December 31, 1997 and restated all prior period earnings per share figures. The Company has presented basic earnings per share. Basic earnings per share excludes potential dilution and is calculated by dividing income available to common stockholders by the weighted average number of outstanding common shares. Diluted earnings per share incorporates the potential dilutions from all potentially dilutive securities that would have reduced earnings per share. Since the potential issuance of additional shares would reduce loss per share they are considered anti-dilutive and are excluded from the calculation.
    The weighted average number of shares used to compute basic loss per share was 18,019,738 in 2001 and 17,549,993 in 2000.

11) Related Party Transactions

During 2000, Scidyn began the deployment of the Cascadent Supply Agreement, this Agreement provided $4,370,520 in revenue for the year. The Agreement was terminated on January 4, 2001, upon receiving official word that Cascadent was placed into receivership. Alan Bashforth, one of Cascadent's principals, is Chairman of the Company's Board of Directors, CEO/President and Secretary.


12) Subsequent Events

During the period ending March 31, 2002, we entered into securities purchase agreements with one accredited investor, for the issuance of 8% convertible debentures in the aggregate amount of $672,930.
The debentures were convertible into common stock at a conversion price of the lower of 85% of the average of the three lowest closing bid prices for the common stock thirty days prior to the closing date or 85% of the average of the three lowest closing bid prices for the common stock thirty days prior to conversion. The commission for the transactions was 8%. The offering of convertible debentures was exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. All persons were accredited investors, representing that they were capable of analyzing the merits and risks of their investment.

Subsequent to year end the following directors resigned due to personal reasons: John Innes, Joy C. Hartman, Sheldon Hofferman, Louis Padulo, Kenneth Ray, and Michael Hone. We will be announcing the appointment of the new directors within the next few weeks. In addition, we accepted the resignation of Joy C. Hartman as CEO and President and the appointment of Alan C. Bashforth as CEO, President, Chairman and Secretary on
April 4, 2002.

-F10-

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                           ------------------

                           TABLE OF CONTENTS

Page

                    Prospectus Summary         	 4
                    Risk Factors               	 7
                    Use of Proceeds           	 12
                    Dividend Policy           	 13
                    Capitalization            	 14
                    Dilution                  	 15
                    Management's Discussion
                    and Analysis of Financial
                    Condition and Results of
                    Operations                	 17
                    Business                  	 21
                    Management                	 29
                    Certain Transactions     	 36
                    Principal Security
                    Holders                   	 37
                    Description of
                    Securities                	 39
                    Selling Shareholder       	 40
                    Plan of Distribution      	 41
                    Legal Matters             	 42
                    Experts                   	 42
                    How to Get More
                    Information               	 42
                    Financial Statements      	 43

                           ------------------

Until          , 2003, 25 days after the date of this prospectus, all
dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    ______________


                                     116,148,774 Shares


                                     Common Stock

                                     ______________




                                    ______________

                                      Prospectus
                                    ______________



                            Science Dynamics Corporation

                                        , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION AND LIMITATION OF LIABILITY OF MANAGEMENT

         As permitted by the Delaware General Corporation Law, we have included in our Certificate of Incorporation a provision to eliminate the personal liability of it's directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our Bylaws
require  us to (i)  indemnify  the officers  and   directors under
certain   circumstances,   including   those circumstances in which
indemnification would otherwise be discretionary, and (ii) advance expenses to the officers and directors as incurred in connection with proceedings against them for which they may be indemnified.
We have entered into indemnification agreements with the officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the companies, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they may be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

         We understand that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee                   $427.43
Legal Fees and Expenses              10,000.00
Accounting Fees and Expenses         $2,000.00
Printing Expenses                    $2,000.00
TOTAL(1)                            $14,427.43


(1) Except for the SEC registration fee, all fees and expenses are estimates.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES


         The following information sets forth certain information for all securities of the Science Dynamics Corporation, sold during the past three years without registration under the Securities Act of 1933 (the "Securities Act"). The following pertains to each of the transactions:

     -   There were no underwriters involved in any of the transactions.

     - All of the securities issued were restricted common stock, and each of the certificates issued was stamped with the following restrictive legend:

     "The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these shares under the Securities Act of 1933 or an opinion of the Company's counsel that registration is not required under such
     Act."

     - No form of advertising or general solicitation was utilized in connection with any of the offers or sales of such securities.

     - Redistribution of the common stock was subject to the provisions of Rule 144 of the Securities Act.

     - Each of the offerees either had access to the information or were furnished with the Registrant's latest Form 10-KSB, Form 10-QSB's for the fiscal periods subsequent to the end of the fiscal period, and all forms 8-K filed by the Registrant since the end of the fiscal period.

     - Each of the purchasers represented that the purchaser was acquiring the securities for the purchaser's own account, for investment only, and not with a view toward the resale, fractionalization, division or distribution thereof, and further, the investors each represented that they had no present plans to enter into any contract, undertaking, agreement, or arrangement for any such resale, distribution, division or fractionalization thereof.

In March 1999, we acquired a patent for the "Error Detection and Correction System for Use with Address Translation Memory Controller" in exchange for an aggregate of 172,029 shares of common stock valued at $100,000 issued to three shareholders of Gorca Memory Systems, Inc. Such shares were issued in reliance upon Section 4(2) of the Securities Act.

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     	 During the period from May 20, 1999 through Dec. 21st 1999 we sold
1,178,000 shares of our common stock for an aggregate consideration of $1,843,000 to six accredited investors pursuant to an offering in reliance upon the exemption provided by Rule 506 of Regulation D of the Securities Act.

During the period from May 12, 2000 through July 17, 2000, we sold 200,650 shares of our common stock for an aggregate consideration of $1,705,525 to eight accredited investors pursuant to an offering in reliance upon the exemption provided by Rule 506 of Regulation D of the Securities Act.

     	 On May 22, 2001, we issued an aggregate of $1,200,000 of convertible notes and warrants to purchase 872,727 shares of common stock to three investors. The offering of such securities was made to accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D of the Securities Act of 1933.

	 From August 2001 through October 2002, we issued an aggregate of $1,471,650 of convertible note and warrants to purchase 1,130,909 shares of common stock. The offering of such securities was made to accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D of the Securities Act of 1933.

     	 In December 2002, we issued an aggregate of $9,000 of convertible notes to one investor. The offering of such securities was made to accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D of the Securities Act of 1933.



ITEM 27.  	 EXHIBITS

  3.1(1)       	 The Articles of Incorporation dated 5/23/73, and
                   amendments dated 10/31/80 and 11/25/80
  3.1.1(5)    	 Amendment to Articles of Incorporation dated 5/23/84
  3.1.2(5)    	 Amendment to Articles of Incorporation dated 7/13/87
  3.1.3(5)    	 Amendment to Articles of Incorporation dated 11/8/96
  3.1.4(5)    	 Amendment to Articles of Incorporation dated 12/15/98
  3.1.5(6)	       Amendment to Articles of Incorporation dated 12/04/02
  3.2(1)       	 By-Laws
  5.1(2)       	 Opinion of Sichenzia Ross Friedman Ference LLP
 10.01(3)    	 1992 Incentive Stock Option Plan of the Registrant
 10.02(4)    	 Note - Laurus Master Fund, Ltd. (filed as exhibit 10.06
                   to Form 8-K)
 10.03(4)    	 Note - The Keshet Fund, L.P. (filed as exhibit 10.07 to
                   Form 8-K)
 10.04(4)     	 Note - Keshet L.P. (filed as exhibit 10.08 to Form 8-K)
 10.05(4)       	 Warrant - Laurus Master Fund, Ltd. (filed as exhibit
               	 10.09 to Form 8-K)
 10.06(4)       	 Warrant - The Keshet Fund, L.P.  (filed as exhibit
                    10.10 to Form 8-K)

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 10.07(4)       	 Warrant - Keshet, L.P.  (filed as exhibit 10.11 to Form
                   8-K)
10.08(4)       	 Subscription Agreement re Laurus Funding  (filed as
                   exhibit 10.12 to Form 8-K)
10.09(4)       	 Security Agreement re Laurus Funding  (Filed as exhibit
                   10.13 to Form 8-K)
10.10(5)       	 Employment Agreement between Registrant and Joy C.
                   Hartman, President & CEO
10.11(5)       	 Lease Agreement between Registrant and Cherry Hill
                   Industrial Sites, Inc. dated August 8, 1990
10.12(5)       	 Lease Modification and Extension Agreement between
                   Registrant and Cherry Hill Industrial Sites, Inc.
                   dated March 28, 1995
10.13(5)       	 Sublease between Registrant and Pro Circuits, Inc.
                   dated June 4, 1998
10.14(5)       	 Agreement between the Registrant and @IPbell Inc, dated
               	 February 11, 2000

10.15	(2)	 Subscription Agreement dated August  2001 re: Laurus Funding
10.16	(2)	 Note - Laurus Master Fund LP dated August 2001
10.17	(2)	 Note - Keshet LP dated August 2001
10.18	(2)	 Warrant - Laurus Master Fund, Ltd. dated August 2001
10.19	(2)	 Subscription Agreement dated February 2002 re: Laurus Funding
10.20	(2)	 Note - Laurus Master Fund LP dated February 2002
10.21	(2)	 Subscription Agreement dated February 2002 re: Laurus Funding
10.22	(2)	 Note - Laurus Master Fund LP dated February 2002
10.23	(2)	 Subscription Agreement dated February 2002 re: Laurus Funding
10.24	(2)	 Note - Laurus Master Fund LP dated February 2002
10.25	(2)	 Subscription Agreement dated February 2002 re: Laurus Funding
10.26	(2)	 Note - Laurus Master Fund LP dated February 2002
10.27	(2)	 Subscription Agreement dated March 2002 re: Laurus Funding
10.28	(2)	 Note - Laurus Master Fund LP dated March 2002
10.29	(2)	 Warrant - Laurus Master Fund, Ltd. dated March 2002
10.30	(2)	 Subscription Agreement dated March 2002 re: Laurus Funding
10.31	(2)	 Note - Laurus Master Fund LP dated March 2002
10.32	(2)	 Subscription Agreement dated March 2002 re: Laurus Funding
10.33	(2)	 Note - Laurus Master Fund LP dated March 2002
10.34	(2)	 Subscription Agreement dated April 2002 re: Laurus Funding
10.35	(2)	 Note - Laurus Master Fund LP dated April 2002
10.36	(2)	 Subscription Agreement dated June 2002 re: Laurus Funding
10.37	(2)	 Note - Laurus Master Fund LP dated June 2002
10.38	(2)	 Warrant - Laurus Master Fund, Ltd. dated June 2002
10.39	(2)	 Subscription Agreement dated July 2002 re: Laurus Funding
10.40	(2)	 Note - Laurus Master Fund LP dated July 2002
10.41	(2)	 Warrant - Laurus Master Fund, Ltd. dated July 2002
10.42	(2)	 Subscription Agreement dated July 2002 re: Laurus Funding
10.43	(2)	 Note - Laurus Master Fund LP dated July 2002
10.44	(2)	 Note - Laurus Master Fund LP dated July 2002
10.45	(2)	 Warrant - Laurus Master Fund, Ltd. dated July 2002
10.46	(2)	 Subscription Agreement dated July 2002 re: Laurus Funding

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10.47	(2)	 Note - Laurus Master Fund LP dated July 2002
10.48	(2)	 Warrant - Laurus Master Fund, Ltd. dated July 2002
10.49	(2)	 Subscription Agreement dated August 2002 re: Laurus Funding
10.50	(2)	 Note - Laurus Master Fund LP dated August 2002
10.51	(2)	 Warrant - Laurus Master Fund, Ltd. dated August 2002
10.52	(2)	 Subscription Agreement dated August 2002 re: Laurus Funding
10.53	(2)	 Note - Laurus Master Fund LP dated August 2002
10.54	(2)	 Warrant - Laurus Master Fund, Ltd. dated August 2002
10.55	(2)	 Subscription Agreement dated October 2002 re: Laurus Funding
10.56	(2)	 Note - Laurus Master Fund LP dated October 2002
10.57	(2)	 Warrant - Laurus Master Fund, Ltd. dated October 2002
10.58	(2)	 Subscription Agreement dated October 2002 re: Laurus Funding
10.59	(2)	 Note - Laurus Master Fund LP dated October 2002
10.60	(2)	 Consulting Agreement entered between the Company and Calabash
             Consulting Ltd.
23.1(2)      Consent of Peter C. Cosmas, CPA's
23.2(2)      Consent of Sichenzia Ross Friedman Ference LLP (included
           	 in Exhibit   5.1)
24.1(2)    	 Power of Attorney (see page II-5)


(1) Filed as like-numbered exhibits to Registration Statement, Form S-18, File Number 33-20687, effective April 21, 1981, incorporated by reference.
(2)      Filed herewith
(3)      Incorporated by reference from the Registrant's Quarterly
         Report on Form 10-QSB for the three months ended March 31, 1996).
(4)      Incorporated by reference from the Registrant's Form 8-K filed
         May 24, 2001.
(5) Filed as like-numbered exhibits to Registration Statement, Form SB-2, File Number 333-62226, incorporated by reference.
(6)	   Incorporated by reference from the Registrant's Schedule 14C
         Information Statement filed November 12, 2002.

ITEM 28.  UNDERTAKING

     The undersigned registrant hereby undertakes to:
1.	 File, during any period in which it offers or sells
securities, a post-effective amendment to this registration statement to:
(i)	 Include any prospectus required by section 10(a)(3) of the
Securities Act;

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(ii)	 Reflect in the prospectus any facts or events which,
individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
(iii)	 Include any additional or changed material information on
the plan of distribution.
2.	 For determining liability under the Securities Act, treat
each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
3.	 File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
4.	 Insofar as indemnification for liabilities arising under the
Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Cherry Hill, State of New Jersey, on December 26, 2002.


	 SCIENCE DYNAMICS CORPORATION


                                      	 /s/ Alan C. Bashforth
                                           ---------------------
                                      	 Alan C. Bashforth
                                      	 Chief Executive Officer

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Alan C. Bashforth, and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

  	 Signature               Title           	 Date
       ---------               -----             -----

BY:  /s/  Alan C. Bashforth   Chairman, CEO      December 26, 2002
     ----------------------   and President
          Alan C. Bashforth

BY:  /s/ Joy C. Hartman       CFO                December 26,2002
     ----------------------
          Joy C. Hartman


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